                                                                  Exhibit 10(i)f
================================================================================

               AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

                           dated as of April 22, 2004

                                      Among

                              CMC RECEIVABLES, INC.
                                    as Seller

                                       and

                          LIBERTY STREET FUNDING CORP.
                                       and
                        THREE RIVERS FUNDING CORPORATION,

                                    as Buyers

                                       and

                             THE BANK OF NOVA SCOTIA
                                       and
                               MELLON BANK, N.A.,

                               as Managing Agents

                                       and

                               MELLON BANK, N.A.,

                             as Administrative Agent

                                       and

                           COMMERCIAL METALS COMPANY,
                                   as Servicer

================================================================================

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
Article I DEFINITIONS; CONSTRUCTION.............................................   2
    1.01   Certain Definitions..................................................   2
    1.02   Interpretation and Construction......................................  30

Article II AGREEMENT TO PURCHASE AND SELL.......................................  30
    2.01   Purchase Limits......................................................  30
    2.02   Amount of Purchases..................................................  31
    2.03   Reduction of the Aggregate Maximum Net
           Investment and Aggregate Net Investment;
           Termination of the Agreement.........................................  32
    2.04   Fees Payable to the Buyers...........................................  34

Article III BUYER'S ALLOCATION..................................................  34
    3.01   Buyer's Allocation...................................................  34
    3.02   Frequency of Computation of the Buyer's Allocation...................  35

Article IV CLOSING PROCEDURES...................................................  25
    4.01   Purchase and Sale Procedures.........................................  35
    4.02   Conditions Precedent to the First Purchase...........................  36
    4.03   Conditions Precedent to Each Purchase and Reinvestment...............  38
    4.04   Purchase Price.......................................................  39
    4.05   Sale Without Recourse................................................  39
    4.06   Non-Assumption by the Buyers of Obligations..........................  40
    4.07   Character of Receivables Added to Receivables Pools..................  40

Article V SETTLEMENTS; ADJUSTMENTS..............................................  40
    5.01   Settlement Statements................................................  40
    5.02   Receivables Status...................................................  41
    5.03   Non-Liquidation Settlements..........................................  41
    5.04   Liquidation Settlements..............................................  44
    5.05   Allocation of Collections............................................  44
    5.06   Deferred Purchase Price..............................................  45
    5.07   Treatment of Collections and Deemed Collections......................  45

Article VI PROTECTION OF THE BUYERs; ADMINISTRATION AND COLLECTIONS.............  45
    6.01   Maintenance of Information and Computer Records......................  46
    6.02   Protection of the Interests of the Buyers............................  46

                                       (i)

    6.03   Maintenance of the Location of Writings and Records..................  47
    6.04   Information..........................................................  47
    6.05   Performance of Undertakings Under the Purchased
           Receivables; Indemnification.........................................  48
    6.06   Administration and Collections; Indemnification......................  48
    6.07   Complete Servicing Transfer..........................................  50
    6.08   Lockboxes............................................................  53
    6.09   Subservicing.........................................................  54

Article VII REPURCHASES BY SELLER...............................................  54
    7.01   Repurchases..........................................................  54
    7.02   Repurchase Price.....................................................  54
    7.03   Reassignment of Repurchased Receivables..............................  55
    7.04   Obligations Not Affected.............................................  55

Article VIII REPRESENTATIONS AND WARRANTIES.....................................  55
    8.01   General Representations and Warranties of the Seller.................  55
    8.02   Representations and Warranties of the Seller
           With Respect to Each Sale of Receivables.............................  58
    8.03   Representations and Warranties of the Servicer.......................  59

Article IX COVENANTS............................................................  61
    9.01   Affirmative Covenants of the Seller..................................  61
    9.02   Negative Covenants of the Seller.....................................  69
    9.03   Affirmative Covenants of the Servicer................................  72
    9.04   Negative Covenants of the Servicer...................................  77

Article X TERMINATION...........................................................  78
    10.01  Termination Events...................................................  78
    10.02  Consequences of a Termination Event..................................  82

Article XI Administrative agent.................................................  66
    11.01  Authorization and Action.............................................  66
    11.02  Delegation of Duties.................................................  67
    11.03  Exculpatory Provisions...............................................  67
    11.04  Reliance by Administrative Agent.....................................  67
    11.05  Non-Reliance on Managing Agents and Buyers...........................  68
    11.06  Reimbursement and Indemnification....................................  68
    11.07  Successor Administrative Agent.......................................  69

Article xii MISCELLANEOUS.......................................................  86
    12.01  Expenses.............................................................  86
    12.02  Payments.............................................................  87
    12.03  Indemnity for Taxes, Reserves and Expenses...........................  87
    12.04  Indemnity............................................................  89

                                      (ii)

    12.05  Terminating Buyers; Non-Renewal......................................  79
    12.06  Holidays.............................................................  93
    12.07  Records..............................................................  93
    12.08  Amendments and Waivers...............................................  93
    12.09  No Implied Waiver; Cumulative Remedies...............................  94
    12.10  No Discharge.........................................................  94
    12.11  Notices..............................................................  94
    12.12  Severability.........................................................  95
    12.13  Governing Law........................................................  95
    12.14  Prior Understandings.................................................  95
    12.15  Survival.............................................................  95
    12.16  Counterparts.........................................................  96
    12.17  Set-Off..............................................................  96
    12.18  Time of Essence......................................................  96
    12.19  Payments Set Aside...................................................  96
    12.20  No Petition..........................................................  97
    12.21  No Recourse..........................................................  97
    12.22  Tax Treatment........................................................  97
    12.23  Assignment...........................................................  98

EXHIBITS

A   Form of Settlement Statement
B   Form of Certificate of Responsible Officer
C   Information Regarding Affiliates
D   Net Investment Report
E   Form of Purchase Notice
F   List of Permitted Lockbox Banks
G   Dilution Horizons
H   Excluded Obligors

                                      (iii)

               AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

      AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of April 22, 2004 among CMC RECEIVABLES, INC., a Delaware corporation (the "Seller"), LIBERTY STREET FUNDING CORP., a Delaware corporation ("Liberty"), and THREE RIVERS FUNDING CORPORATION, a Delaware corporation ("TRFCO"), as buyers (each a "Buyer" and collectively, the "Buyers"), THE BANK OF NOVA SCOTIA ("Scotia") and MELLON BANK, N.A. ("Mellon"), as managing agents (each a "Managing Agent" and collectively, the "Managing Agents"), MELLON BANK, N.A. (the "Administrative Agent") and COMMERCIAL METALS COMPANY, a Delaware corporation(the "Company").

                                WITNESSETH THAT:

      WHEREAS, the Company's Operating Divisions (as hereinafter defined) and the Company's Affiliates (as hereinafter defined), Structural Metals, Inc., SMI Steel Inc., Owen Electric Steel Company of South Carolina d/b/a SMI Steel South Carolina, CMC Steel Fabricators, Inc. d/b/a SMI Joist Company, and Howell Metal Company (collectively, the "Originators") in the ordinary course of their business generate trade receivables resulting from the sale of merchandise and the rendering of services to their customers;

      WHEREAS, the Originators may from time to time transfer and may have from time to time transferred to the Seller certain of such receivables pursuant to the Sale Agreement dated as of June 20, 2001 among the Originators and the Seller, as amended through the date hereof and as the same may from time to time be amended, supplemented or otherwise modified (the "Sale Agreement");

      WHEREAS, the Seller may from time to time create pools of such receivables;

      WHEREAS, the Buyers may from time to time purchase from the Seller undivided percentage ownership interests in such pools of receivables pursuant to and in accordance with the terms hereof;

      WHEREAS, TRFCO may have from time to time purchased from the Seller an undivided percentage ownership interest in such pools of receivables pursuant to and in accordance with the terms of the Receivables Purchase Agreement dated as of June 20,

2001 among the Seller, TRFCO and the Company (the "Existing Purchase
Agreement");

      WHEREAS, Mellon Bank, N.A. has been requested and is willing to act as Administrative Agent on behalf of the parties hereto in accordance with the terms hereof;

      NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                            DEFINITIONS; CONSTRUCTION

      1.01 Certain Definitions In addition to other words and terms defined in the recitals hereof and elsewhere in this Agreement, as used herein, the following words and terms shall have the following meanings respectively, unless otherwise required by context:

      "Account Balance" shall mean, in respect of each Receivable which is included in the Receivables Pool, all amounts shown as owing by the related Obligor on the accounting records of an Originator and the Seller, and all other amounts which are shown on the most recent Settlement Statement and in respect of which the related Obligor is obligated, excluding each Defaulted Receivable and reduced by the aggregate amount of any taxes, transport charges or other amounts that are owed by the Obligors with respect to Receivables but are collected by the Seller or the Originators on behalf of any other Person at such time or in reimbursement of amounts owed by the Seller or the Originators to any other Person at such time.

      "Accounting Period" shall mean, with respect to any Settlement Date, the period ending on the last calendar day (or if such last calendar day is not a Business Day, the next succeeding Business Day) in the month immediately preceding such Settlement Date, and the corresponding periods prior to the Initial Closing Date.

      "Administrative Agent" shall have the meaning specified in the preamble to this Agreement.

      "Affected Party" shall mean each of the Buyers, the Managing Agents and the Administrative Agent, each permitted assignee of a Buyer, a Managing Agent or the Administrative Agent and each Person providing liquidity or credit support to a

Buyer pursuant to a Liquidity Agreement or a Program Support Agreement and each of their respective Affiliates and assigns.

      "Affiliate" shall mean, with respect to a Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Aggregate Buyer's Allocations" shall mean the sum of the Buyer's Allocations for each Buyer.

      "Aggregate Maximum Net Investment" shall mean, at any time of determination, the sum of the Liberty Maximum Net Investment and the TRFCO Maximum Net Investment.

      "Aggregate Net Investment" shall mean, for any given day, the sum of the Liberty Net Investment and the TRFCO Net Investment as calculated on such day.

      "Agreement" shall mean this Amended and Restated Receivables Purchase Agreement, as the same may from time to time be amended, supplemented or otherwise modified.

      "Attributable Indebtedness" means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

      "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the Laws of the Commonwealth of Pennsylvania, the State of Texas or the State of New York or other day on which banking institutions are authorized or obligated to close in the Commonwealth of Pennsylvania, the State of Texas or the State of New York.

      "Buyer" shall have the meaning set forth in the preamble to this Agreement.

      "Buyer's Allocation" shall have the meaning ascribed to such term in
Section 3.01 hereof.

      "Capital Lease" means, as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

      "Capital Stock" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any warrants or options to purchase or otherwise acquire any such equity interests.

      "Capitalized Rentals" means, for any Person and as of any date of any determination, the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

      "Chief Executive Office" shall mean, with respect to the Seller or an Originator, the place where the Seller or the Originator, as the case may be, is located.

      "Closing Date" shall mean the date on which the Participation Interest in the Receivables Pool is initially purchased by the Buyers in the Receivables Pool pursuant to the terms of this Agreement.

      "Collections" shall mean, for any Purchased Receivable as of any date, (i) the sum of all amounts, whether in the form of cash, checks, drafts, or other instruments (excluding promissory notes), received by an Originator, the Seller or the Servicer or in a Permitted Lockbox in payment of, or applied to, any amount owed by an Obligor on account of such Purchased Receivable (including but not limited to all amounts received on account of any Defaulted Receivable), including, without limitation, all amounts received on account of such Purchased Receivable and other fees and charges, and (ii) all amounts deemed to have been received by an Originator, the Seller or the Servicer as a Collection pursuant to Sections 5.03(c) or 6.04 hereof.

      "Commitment Termination Date" shall mean, April 20, 2005, which date may be extended in respect of a Buyer from time to time for an additional period or periods of up to 360 days commencing on the then scheduled Commitment Termination Date, by written notice of request given by the Seller to the

Administrative Agent and the applicable Managing Agent, specifying the duration of the period of extension requested, at least 60 days before such scheduled Commitment Termination Date, and by written notice of acceptance (which notice may be given or withheld by the applicable Managing Agent, in its sole discretion) by the applicable Managing Agent to the Seller not later than 30 days prior to such scheduled Commitment Termination Date, provided, that the new scheduled Commitment Termination Date shall in no event result in a remaining term of the commitment under this Agreement of such Buyer and its related Managing Agent from the preceding Commitment Termination Date that exceeds 360 days.

      "Company" shall have the meaning assigned to such term in the preamble to this Agreement.

      "Company Fiscal Year" shall mean the fiscal year of the Company, each of the other Originators and the Seller for accounting purposes.

      "Company Entity" shall have the meaning assigned to such term in Section 9.01(s) hereof.

      "Complete Servicing Transfer" shall have the meaning ascribed to such term in Section 6.07 hereof.

      "Concentration Limit" shall mean, as of any date of determination, with respect to all of the Receivables owing from a single Obligor (except for an Obligor listed on Exhibit H), together with Receivables owing from its Affiliates or subsidiaries, an amount equal to four percent (4%) of the aggregate of the Account Balances of the Eligible Receivables in the Receivables Pool outstanding as of the last day of the most recently completed Accounting Period; provided that such percentage shall be increased for any applicable Obligor to the highest level for which such Obligor qualifies, as determined at the end of the Accounting Period most recently completed, in accordance with the following: (i) six percent (6%) in the case of any Obligor whose long-term debt obligations are rated BBB or higher by S&P and Baa2 or higher by Moody's; (ii) eight percent (8%) in the case of any Obligor whose long-term debt is rated A or higher by S&P and A2 or higher by Moody's; or (iii) ten percent (10%) in the case of any Obligor whose long-term debt is rated AA or higher by S&P and Aa2 or higher by Moody's.

      "Consolidated EBITDA" means Consolidated Net Income plus (a) interest expense, (b) income taxes, and (c) depreciation and amortization expense, in each case of the

Company and its subsidiaries and computed on a consolidated basis and in accordance with GAAP.

      "Consolidated Funded Debt" means all Funded Debt of the Company and its consolidated subsidiaries, determined on a consolidated basis and eliminating intercompany items.

      "Consolidated Interest Expense" means interest expense of the Company and its consolidated subsidiaries, computed on a consolidated basis and in accordance with GAAP.

      "Consolidated Net Income" means, for any period, for the Company and its consolidated subsidiaries computed on a consolidated basis in accordance with GAAP, the net income of the Company and its subsidiaries (but excluding the effect of any extraordinary or other non-recurring gain or loss outside the ordinary course of business) for that period.

      "Consolidated Net Tangible Assets" means the net book value of all assets of the Company and its consolidated subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its consolidated subsidiaries (except Funded Debt, minority interests in consolidated subsidiaries, deferred taxes and general contingency reserves of the Company and its consolidated subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its consolidated subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Tangible Net Worth" means the total shareholders' equity of the Company and its consolidated subsidiaries, calculated in accordance with GAAP and reflected on the most recent balance sheet of the Company, minus Intangible Assets.

      "Contract" shall mean a written or oral contract, which shall be legally binding, between an Originator and an Obligor which gives rise to a Receivable arising from the sale by such Originator of goods or services in the ordinary course of the business of such Originator.

      "Cost of Funds" shall mean, with respect to any Settlement Period and a Buyer, an amount, as notified in writing by the applicable Buyer or its related Managing Agent to the Seller on or prior to the related Settlement Date, equal to the interest or discount cost for funds borrowed or obtained during such Settlement Period, either from the issuance of commercial paper notes, the taking of loans or otherwise, by such Buyer for the purpose of maintaining or acquiring a Participation Interest, including in the computation of such cost any dealer's discount or fees and any and all other fees which are attributable to such borrowing and are specified from time to time in writing by the applicable Buyer or its related Managing Agent to the Seller.

      "Credit and Collection Policy" shall mean the objective receivables credit and collection practices utilized by the Originators, the Seller and the Servicer as of the date hereof and approved by each of the Managing Agents, as the same may be modified in strict compliance with this Agreement.

      "Credit Enhancement Floor" shall mean, with respect to any Settlement Date, the sum of (a) sixteen percent (16%), plus (b) the Expected Dilution in the aggregate with respect to all types of Dilution Factors.

      "Credit Enhancement Reserve" shall mean, with respect to any Settlement Date, the product of (A) the greater of (1) the sum of (x) the aggregate of the Dilution Reserves with respect to each type of Dilution Factor as of such Settlement Date, plus (y) the Credit Loss Reserve as of such Settlement Date and
(2) the Credit Enhancement Floor as of such Settlement Date, and (B) the positive result, if any, of (1) the aggregate outstanding balance of Eligible Receivables in the Receivables Pool as of the last day of the full Accounting Period immediately preceding such Settlement Date, minus (2) the sum of (x) the Yield Reserve with respect to the related Settlement Period, plus (y) the Servicer's Compensation Reserve as of such Settlement Date, minus (3) the aggregate amount by which the Account Balance of Eligible Receivables of each Obligor as of the last day of the full Accounting Period immediately preceding such Settlement Date exceeds the Concentration Limit for such Obligor.

      "Credit Loss Reserve" shall mean, with respect to any Settlement Date, the product, expressed as a percentage, of (i) 2.0, (ii) the Loss Ratio as of such Settlement Date and (iii) the Loss Horizon Ratio as of such Settlement Date.

      "Days Sales Outstanding" shall mean, as of any date of calculation, the sum of (i) the product of (A) the quotient of (x) the aggregate Account Balances of all Purchased Receivables outstanding as of the last day of the most recently ended

Accounting Period less the aggregate amount of net sales of the Originators during such Accounting Period, divided by (y) the aggregate amount of net sales of the Originators during the Accounting Period (the "Prior Period") immediately preceding the most recently ended Accounting Period, and (B) the number of days in the Prior Period, plus (ii) the number of days in the most recently ended Accounting Period.

      "Debt to Capitalization Ratio" means, as of any date of determination, for the Company and its subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Debt as of such date to (b) Total Capitalization as of such date.

      "Default Ratio" shall mean, with respect to any Settlement Date, a fraction, expressed as a percentage, the numerator of which is the aggregate outstanding balance of Eligible Receivables which were in the Receivables Pool as of the first day of the full Accounting Period immediately preceding such Settlement Date and which became Defaulted Receivables during such Accounting Period and the denominator of which is the aggregate amount of net sales of the Originators during the fourth full Accounting Period immediately preceding such Settlement Date.

      "Defaulted Receivable" shall mean a Purchased Receivable (a) the Obligor of which is not entitled to purchase additional merchandise or services from the applicable Originator, by reason of any default or nonperformance by such Obligor, under the terms of the Credit and Collection Policy, (b) which has become uncollectible or has been written off the books of the applicable Originator or the Seller by reason of such Obligor's inability to pay, as determined by the Buyer or the Servicer, in either case in accordance with the Credit and Collection Policy, (c) in respect of which an Event of Bankruptcy has occurred with respect to the related Obligor or (d) in respect of which the Obligor is more than 60 days past due.

      "Deferred Purchase Price" shall mean the amount calculated pursuant to
Section 5.06 hereof.

      "Depositary" shall mean Bankers Trust Company.

      "Dilution" shall mean a reduction of the Account Balance of an Eligible Receivable given to an Obligor in accordance with the Credit and Collection Policy as a result of a Dilution Factor.

      "Dilution Factor" shall mean each type of factor set forth on Exhibit G resulting in, or which may result in, a Dilution.

      "Dilution Horizon" shall mean, with respect to any type of Dilution Factor, the number indicated opposite such type of Dilution Factor on Exhibit G; provided, that the Buyers may at any time, in their reasonable discretion, change the Dilution Horizon for any type of Dilution Factor through the delivery by the Administrative Agent to the Seller of an amended Exhibit G.

      "Dilution Horizon Ratio" shall mean, as of any Settlement Date with respect to any type of Dilution Factor, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of net sales of the Originators during the number of full Accounting Periods immediately preceding such Settlement Date equal to the Dilution Horizon with respect to such type of Dilution Factor and the denominator of which is the aggregate outstanding balance of Eligible Receivables in the Receivables Pool as of the last day of the full Accounting Period immediately preceding such Settlement Date. The Administrative Agent and the Seller hereby agree that the Dilution Horizon Ratio with respect to a Dilution Factor which has a Dilution Horizon equal to zero shall be zero.

      "Dilution Ratio" shall mean, as of any Settlement Date with respect to any type of Dilution Factor, a fraction, expressed as a percentage, the numerator of which is the aggregate dollar amount of Dilutions attributable to such type of Dilution Factor recognized by the Originators or the Seller during the full Accounting Period immediately preceding such Settlement Date and the denominator of which is the aggregate amount of net sales of the Originators during the "N"th full Accounting Period immediately preceding such Settlement Date, where "N" is equal to the Dilution Horizon with respect to such type of Dilution Factor. The Administrative Agent and the Seller hereby agree that the Dilution Ratio with respect to a Dilution Factor which has a Dilution Horizon equal to zero shall be zero.

      "Dilution Reserve" shall mean, as of any Settlement Date with respect to any type of Dilution Factor, the product of (a) the sum of (i) 2.0 times the Expected Dilution with respect to such type of Dilution Factor as of such Settlement Date, plus (ii) the product of (x) the positive result, if any, of the Dilution Spike Ratio with respect to such type of Dilution Factor as of such Settlement Date, minus such Expected Dilution, and (y) a fraction, the numerator of which is such Dilution

Spike Ratio and the denominator of which is such Expected Dilution, and (b) the Dilution Horizon Ratio with respect to such type of Dilution Factor as of such Settlement Date.

      "Dilution Spike Ratio" shall mean, as of any Settlement Date with respect to any type of Dilution Factor, the highest Dilution Ratio with respect to such type of Dilution Factor for any full Accounting Period during the period of twelve (12) consecutive full Accounting Periods immediately preceding such Settlement Date.

      "Dispute" shall mean any dispute, deduction, claim, offset, defense, counterclaim, set-off or obligation of any kind, contingent or otherwise, relating to a Receivable, including, without limitation, any dispute relating to goods or services already paid for.

      "Dollar", "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

      "Eligible Receivable" shall mean any Receivable which:

      (a) duly complies with all applicable Laws and other legal requirements, whether Federal, state or local, including, without limitation, usury laws, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act and the Federal Truth in Lending Act;

      (b) constitutes an "account" or a "general intangible" as defined in the Uniform Commercial Code as in effect in the State of New York and each other jurisdiction whose Law governs the perfection of a Buyer's Participation Interest in such Receivable;

      (c) (i) was originated by an Originator in the ordinary course of the Originator's business in a transaction which complied with the Credit and Collection Policy, or (ii) was originated by a business subsequently acquired by or merged into the Originator in a transaction which complied with the policies and procedures of such business in effect at the time such Receivable was originated, provided that the eligibility of such Receivable under this clause
            (ii) is approved in advance in writing by the Administrative Agent;

      (d) arises from a Contract (the form of which has been approved by the Administrative Agent) and has been billed to the related Obligor, or in respect of which the related Obligor is otherwise liable, in accordance with the terms of such Contract;

      (e) arises from a Contract that (i) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights of the applicable Originator to receive payments under such Contract and (ii) does not contain any provision that restricts the ability of any Buyer to exercise its rights under this Agreement, including, without limitation, its right to review the Contract, except, in each case, as consented to or waived in writing by the Obligor under such Contract;

      (f) constitutes a legal, valid, binding and irrevocable payment obligation of the related Obligor, enforceable in accordance with its terms (subject to contractual discounts, allowances, quality and quantity adjustments);

      (g)   provides for payment in Dollars by the related Obligor;

      (h) is payable into a Permitted Lockbox or Lockbox Account or directly to the Servicer or the Seller; provided that Receivables originated by the Cometals Operating Division need not be payable into a Permitted Lockbox until such time as Cometals is required to maintain a Permitted Lockbox pursuant to Section 6.08;

      (i) has not been repurchased by the Seller or deemed collected pursuant to the provisions of this Agreement;

      (j)   if it were a Purchased Receivable, would not be a Defaulted
            Receivable;

      (k) has an Obligor who is entitled to purchase additional merchandise or receive additional services from an Originator under the terms of the Credit and Collection Policy; provided, that a Receivable which has an Obligor who is not entitled to purchase additional merchandise or receive additional services from the Originator because such Obligor has reached the credit limit established by the Originator shall be deemed to satisfy this paragraph (k);

      (l) was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Receivable, the related Contract, the transfer of such Receivable by the Originator to the Seller pursuant to the Sale Agreement or the sale of the Participation Interest in such Receivable to a Buyer hereunder unlawful, invalid or unenforceable;

      (m) is owned solely by the Seller free and clear of all Liens, except for the Lien arising in connection with this Agreement, the Existing Purchase Agreement and any Program Support Agreement;

      (n) no rejection or return of the goods or services which give rise to such Receivable has occurred and all goods and services in connection therewith have been finally performed or delivered to and accepted by the Obligor without Dispute;

      (o) is not an obligation of the United States, any state or municipality or any agency or instrumentality or political subdivision thereof, unless otherwise agreed to in writing by the Administrative Agent, the Seller and the Affected Parties;

      (p)   is not subject to any contractual right of set-off;

      (q) is an obligation representing part or all of the sales price of merchandise or services;

      (r) such Receivable must, by its terms, require full payment in respect thereof not more than 60 days past the specified due date thereof;

      (s) has an Obligor who is located in the United States, including the Commonwealth of Puerto Rico;

      (t) has an Obligor who is not an Affiliate of an Originator or the Seller;

      (u) was acquired by the Seller from an Originator pursuant to and in accordance with the terms of the Sale Agreement;

      (v) the Obligor of which has not been deemed to be ineligible by either Managing Agent, in its sole discretion, upon ten (10) days prior written notice to the Seller; and

      (w) has not had such Receivable's original terms modified or due date extended.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Seller is a member and which is treated as a single employer under Section 414 of the Code.

      "Event of Bankruptcy" shall mean, for any Person:

      (a) if such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

      (b) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (under the Bank Conservation Act, as amended, or otherwise) or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or

      (c) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such

            Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator (under the Bank Conservation Act, as amended, or otherwise) or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors, or, if a corporation or similar entity, any corporate action in furtherance of any of the foregoing; or

      (d) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or conservator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, shall have been entered against such Person.

      "Existing Purchase Agreement" means the Receivables Purchase Agreement dated as of June 20, 2001 among the Seller, TRFCO and the Servicer, as such document was in effect immediately prior to the date of this Agreement.

      "Expected Dilution" shall mean, as of any Settlement Date with respect to any type of Dilution Factor, a fraction, expressed as a percentage, the numerator of which is the sum of the Dilution Ratios with respect to such type of Dilution Factor for each of the twelve full Accounting Periods immediately preceding such Settlement Date and the denominator of which is 12.

      "Expiration Date" means the earliest of (i) April 18, 2007, which may be extended from time to time for an additional period or periods for up to 360 days commencing on the then scheduled Expiration Date, by written notice of request given by the Seller to the Administrative Agent, the Buyers and the related Managing Agents, specifying the duration of the period of extension requested, at least 120 days before such scheduled Expiration Date, and by written notice of acceptance (which notice may be given or withheld by the Administrative Agent upon instruction by each Managing Agent) by the Administrative Agent upon instruction by each Managing Agent to the Seller not later than ninety (90) days prior to such scheduled Expiration Date, provided, that the new scheduled Expiration Date shall in no event result in a remaining term of this Agreement from any date of acceptance thereof that exceeds 360 days, (ii) the first date on which the Commitment Termination Date shall have occurred in respect of each Buyer and its related Managing Agent hereunder, (iii) the date that the Administrative Agent shall give notice of the termination of all of the Buyers' obligation to purchase a Participation Interest or make Reinvestments hereunder pursuant to Section 10.02, and (iv) the first date on which there shall no longer be any Liquidity Agreement or Program Support Agreement in effect (as to which the Administrative Agent shall promptly notify the Seller after obtaining notice of such termination from the Managing Agents, including any anticipated termination) supporting commercial paper issued to fund a Participation Interest hereunder; provided, further, that if any Expiration Date is not a Business Day it shall occur on the next preceding Business Day.

      "Facility Fee" shall mean the facility fee set forth in separate letter agreements, each dated as of the Closing Date, between the Seller and each Managing Agent, as the same may be amended from time to time.

      "Fitch" shall mean Fitch Inc.

      "Funded Debt" of any Person means, as of the date of determination and without duplication (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of plant, property and equipment, (b) all Capitalized Rentals of such Person, and (c) all Guarantees by such Person of Funded Debt of others; provided, however, at such time, if any, the amount of obligations outstanding under a securitization facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than a purchase transaction is classified as Indebtedness for borrowed money to be disclosed on a financial statement of such Person pursuant to GAAP, such amount shall, without duplication, be included as Funded Debt of such Person.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis except to the extent necessary to comply with changes in such generally accepted accounting principles.

      "Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

      "Income Taxes" shall mean any federal, state, local or foreign taxes based upon, measured by, or imposed upon gross or net income, gross or net receipts, capital or net worth, in each case, attributable solely to cash received by the Affected Party that is not remitted or deemed remitted to the Originators or the Seller (regardless of the name of the tax imposed), including any penalties, interest or additions to tax imposed with respect thereto.

      "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

      (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

      (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

      (c) net obligations of such Person under any Swap Contract;

      (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

      (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

      (f) Capital Leases and Synthetic Lease Obligations;

      (g) obligations in respect of Redeemable Stock of such Person;

      (h) the amount of obligations outstanding under a securitization facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase transaction; and

      (i) all Guarantees of such Person in respect of any of the foregoing.

      For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar limited liability entity) in which such Person is a general partner or a joint venturer and for whose Indebtedness such Person is directly or indirectly liable, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

      "Initial Closing Date" means June 20, 2001.

      "Intangible Assets" means, as of the date of any determination thereof, the total amount of all goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organizational expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance, prepaid taxes, and supplies, spare parts, and other Tangible Assets which are treated as deferred assets on the books of the Seller), the excess of cost of shares acquired over book value of related assets, and such other assets of the Company and its consolidated subsidiaries as are properly classified as "Intangible Assets" in accordance with GAAP.

      "Interest Coverage Ratio" means, as of the end of each fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the then-most recently concluded period of four consecutive fiscal quarters.

      "Investment" shall mean, on each date of determination, the sum of (i) the Aggregate Net Investment and (ii) the Deferred Purchase Price, if any, as determined on the first Closing Date or as set forth on the most recently delivered Settlement Statement.

      "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body (including any law, rule, regulation or governmental order relating to the protection of the environment or to public or employee health or safety).

      "Liberty" shall have the meaning set forth in the preamble to this Agreement.

      "Liberty Maximum Net Investment" shall mean $65,000,000 or such greater amount as shall be established with the consent of the Buyers, each Managing Agent and the Administrative Agent or such lesser amount as shall be established in accordance with Section 2.03 hereof.

      "Liberty Net Investment" shall mean (a) for the Closing Date, an amount equal to the Purchase Price (not including the Deferred Purchase Price, if any) paid to TRFCO for a Participation Interest on the Closing Date, and (b) for any other day, an amount equal to the sum of (i) the amount determined pursuant to clause (a) above on the Closing Date, plus (ii) amounts paid to the Seller pursuant to Section 5.01 hereof since the Closing Date as an increase in the Liberty Net Investment, less (iii) all Collections and other amounts paid to Liberty and not reinvested (which shall not include any amounts paid to Liberty as Cost of Funds or fees) pursuant to Sections 2.03(b), 5.03(b),(d)and (e) and
5.04 hereof since the Closing

Date. In the event that any amount received by Liberty constituting any portion of Collections is rescinded or must otherwise be returned or restored for any reason to any Person, the Liberty Net Investment shall be increased by the amount of Collections so rescinded, returned or restored.

      "Lien", in respect of the property of any Person, shall mean any ownership interest of any other Person, any mortgage, deed of trust, hypothecation, pledge, lien, security interest, grant of a power to confess judgment, preference, right to priority payment, filing of any financing statement, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale or title retention arrangement, any assignment, deposit arrangement, consignment or lease intended as, or having the effect of, security, or the filing of a financing statement in connection with any of the foregoing.

      "Liquidation Day" shall mean each day which occurs on or after (i) the date designated in a notice given by the Administrative Agent to the Seller stating that the conditions contained in Section 4.03 hereof are not satisfied,
(ii) the Expiration Date, (iii) the date on which a Termination Event occurs and is continuing, or (iv) the date on which the Seller gives written notice to the Administrative Agent, each Managing Agent and each Buyer that it no longer wishes to sell interests in the Receivables Pool to the Buyers or permit Reinvestments to be made; provided, however, there shall be no Liquidation Day after the Aggregate Net Investment shall equal zero.

      "Liquidation Period" shall mean one or more consecutive Liquidation Days.

      "Liquidity Agreements" shall mean (i) the Funding Agreement dated as of June 20, 2001 among TRFCO, Mellon Bank, as funding institution, and the Administrative Agent and (ii) the Liquidity Asset Purchase Agreement dated as of April 22, 2004 between Liberty and Scotia, as each may from time to time be amended, supplemented, modified, replaced or superseded.

      "Liquidity Termination Date" shall mean for each Liquidity Agreement or Program Support Agreement, the date on which such Liquidity Agreement or Program Support Agreement expires, which date may be extended by the parties thereto in accordance with the terms thereof.

      "Lockbox Account" shall mean an account owned and maintained by the Servicer or its subservicer, for the benefit of the Seller, with a Permitted Lockbox Bank for the purpose of depositing payments made by Obligors.

      "Lockbox Servicing Agreement" shall mean an agreement relating to lockbox services in connection with a Permitted Lockbox which is in form and substance satisfactory to the Administrative Agent and which has been executed and delivered to the Administrative Agent (with copies to the Managing Agents and the Buyers) by a Permitted Lockbox Bank.

      "Loss Horizon Ratio" shall mean, with respect to any Settlement Date, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of net sales of the Originators during the four full Accounting Periods immediately preceding such Settlement Date and the denominator of which is the aggregate outstanding balance of Eligible Receivables in the Receivables Pool as of the last day of the full Accounting Period immediately preceding such Settlement Date.

      "Loss Ratio" shall mean, with respect to any Settlement Date, the highest average Default Ratio for any three consecutive full Accounting Periods during the period of twelve consecutive full Accounting Periods immediately preceding such Settlement Date.

      "Managing Agent" shall have the meaning assigned to such term in the recitals hereto.

      "Material Property" means any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a subsidiary of the Company and (a) having a net book value in excess of 2% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its subsidiaries as an entirety, or (b) acquired with net proceeds from a sale and leaseback transaction and which is irrevocably designated by the Company as a Material Property, which designation shall be made in writing to the Administrative Agent.

      "Material Subsidiary" means any subsidiary of the Company that owns or leases a Material Property or owns or controls Capital Stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors (or similar governing body) of a Material Subsidiary.

      "Mellon Bank" shall mean Mellon Bank, N.A., a national banking association.

      "Moody's" shall mean Moody's Investors Service, Inc.

      "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Seller or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "Net Sales" shall mean, with respect to an Originator during any specified period of time, the aggregate sales by such Originator during such period which generate Receivables.

      "Obligor" shall mean, with respect to any Receivable, the Person who purchased goods or services under a Contract giving rise to such Receivable and who is obligated to make payments to an Originator or the Seller on such Contract in respect of such Receivable.

      "Office" shall mean, (i) when used in connection with TRFCO, its office located at 114 West 47th Street, Suite 1715, New York, New York 10036, (ii) when used in connection with the Administrative Agent or Mellon, its office located at One Mellon Center, Room 151-0410 Pittsburgh, Pennsylvania 15258, (iii) when used in connection with Liberty or Scotia, its office located at One Liberty Plaza-26th Floor, New York, New York 10006, or (iv) when used in connection with the Company, an Originator or the Seller, its respective office located at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039, or at such other office or offices of the Buyer, the Company, the Originator or the Seller or branch, subsidiary or Affiliate of any thereof as may be designated in writing from time to time by any party hereto to the other parties hereto.

      "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

      "Operating Divisions" shall mean the following operating divisions of the
Company: Cometals, Commonwealth Metal, Dallas Trading Division and Secondary Metals Processing Division.

      "Originators" shall mean the Company (acting through its Operating Divisions) and Structural Metals, Inc., SMI Steel Inc., Owen Electric Steel Company of South Carolina d/b/a SMI Steel South Carolina, CMC Steel Fabricators, Inc. d/b/a SMI Joist Company, (acting through its facility in Hope, Arkansas) and Howell Metal Company.

      "Participation Interest" shall mean, at any time, for each Buyer, an undivided percentage ownership interest equal to such Buyer's Buyer's Allocation at such time in all then outstanding Receivables included in the Receivables Pool, including, without limitation, all Collections, and all collateral security, insurance policies, letters of credit and surety bonds given on behalf of Obligors to secure or support payment of such Receivables, and any proceeds of any of the foregoing.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

      "Permitted Lockbox" shall mean a post office box owned and maintained by the Servicer or its subservicer for the benefit of the Seller for the purpose of receiving payments made by Obligors.

      "Permitted Lockbox Bank" shall mean any bank at which a Lockbox Account is maintained, the short-term unsecured debt obligations of which are rated at least A-1 by S&P, at least P-1 by Moody's and, if rated by Fitch, at least F-1 by Fitch, appointed from time to time by the Seller and approved by the Administrative Agent.

      "Person" shall mean an individual, corporation, partnership (general or limited), trust, business trust, unincorporated association, joint venture, joint-stock company, Official Body, or any other entity of whatever nature.

      "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for employees of the Seller or any ERISA Affiliate.

      "Potential Servicer Event" shall mean any event or condition which, with the giving of notice, the passage of time or both, would constitute a Servicer Event.

      "Potential Termination Event" shall mean any event or condition which, with the giving of notice, the passage of time or both, would constitute a Termination Event.

      "Program Fee" shall mean, for any Settlement Period, the rate per annum set forth in separate letter agreements, dated as of the Closing Date, between the Seller and each Managing Agent, as the same may be amended from time to time.

      "Program Fee Amount" shall mean, for any Settlement Period or part thereof with respect to a Buyer, an amount equal to the product of (i) the Program Fee and (ii) either the average daily Liberty Net Investment or the average daily TRFCO Net Investment, as the case may be, during the days elapsed in such Settlement Period and (iii) the quotient of the number of days elapsed during such Settlement Period divided by 360.

      "Program Support Agreement" means, collectively, all liquidity agreements, funding agreements (other than the Liquidity Agreement), credit agreements, letter of credit agreements, surety agreements, security agreements, letters of credit and all other agreements which may be in effect from time to time and which provide liquidity or credit support in respect of the commercial paper issued by a Buyer, excluding, in the sole discretion of the related Managing Agent, any such agreement the absence of which would not reasonably be expected to have a material adverse effect on the ability of such Buyer to issue its commercial paper to fund the Liberty Net Investment or the TRFCO Net Investment, as the case may be, hereunder.

      "Pro Rata Portion" shall mean, with respect to any Buyer and its related Managing Agent, a fraction (expressed as a percentage), the numerator of which is the Liberty Maximum Net Investment or the TRFCO Maximum Net Investment, as the case may be, and the denominator of which is the Aggregate Maximum Net Investment.

      "Purchase Availability Amount" shall mean with respect to each Buyer and its related Managing Agent, as of any date, an amount equal to (i) in the case of Liberty, the Liberty Maximum Net Investment as of such date less the Liberty Net Investment as of such date, and (ii) in the case of TRFCO, the TRFCO Maximum Net Investment as of such date less the TRFCO Net Investment as of such date.

      "Purchase Documents" shall mean this Agreement, the Sale Agreement and such other agreements, documents and instruments entered into and delivered by the Seller or the

Originators in connection with the transactions contemplated by this Agreement.

      "Purchase Notice" shall mean each notice delivered pursuant to Section 4.02(e) hereof, in such form and with such detail as the Managing Agents may require from time to time.

      "Purchase Obligation" shall have the meaning ascribed to such term in
Section 2.01 hereof.

      "Purchase Price" shall mean, with respect to the purchase of a Participation Interest by a Buyer, the amount of cash consideration set forth on the Purchase Notice or otherwise paid by such Buyer for such Participation Interest, and in the case of TRFCO, any such amount plus any TRFCO Net Investment outstanding as of the Closing Date, after giving effect to the transactions contemplated by Section 2.02(a) hereof.

      "Purchased Receivable" shall mean a Receivable included in the Receivables Pool in which the Buyer is maintaining a Participation Interest pursuant to the terms of this Agreement.

      "Rate of Collections" shall mean, for any Accounting Period, a fraction, expressed as a percentage, the numerator of which is equal to the total Collections in respect of all Receivables (including deemed Collections to the extent actually received by the Servicer pursuant to Section 5.07) during such Accounting Period and the denominator of which is equal to the aggregate Account Balances of all Receivables as of the close of business on the last day of the immediately preceding Accounting Period.

      "Receivable" shall mean, with respect to any Contract, all receivables, contract rights, general intangibles, accounts, chattel paper, instruments (including, without limitation, promissory notes), amounts due and to become due to an Originator or the Seller arising under such Contract (including but not limited to finance charges accrued with respect to such amounts and fees), and all other rights, powers and privileges of the Originator or the Seller arising thereunder or related thereto and in the merchandise (including returned goods) and contracts relating thereto, assertable against any Person whatsoever, all security interests, insurance policies, letters of credit, surety bonds, guaranties and property securing or supporting payment of such Receivable, all Records relating to such Receivable and all proceeds and products of any of the foregoing; provided, that the term shall not include any

Receivable the Obligor of which is listed on Exhibit H hereto, as such exhibit may be amended, supplemented or modified from time to time.

      "Receivables Pool" shall mean, at any time, the group of Receivables acquired by the Seller then outstanding which have, on the Initial Closing Date, been identified by the Seller as constituting a pool and each additional Receivable thereafter added to such pool.

      "Records" shall mean correspondence, memoranda, computer programs, tapes, discs, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language.

      "Redeemable Stock" means any Capital Stock of the Company or any of its subsidiaries which prior to September 7, 2006 is or may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

      "Reference Rate" shall mean in respect of a Buyer and its related Managing Agent, the rate of interest established by The Bank of Nova Scotia (in the case of Liberty) or by Mellon (in the case of TRFCO) from time to time as its reference rate; any change in the reference rate shall become effective as of the opening of business when such change occurs. The "Reference Rate" is not intended to be the lowest rate of interest charged by Scotia or Mellon, as the case may be, in connection with extensions of credit to debtors.

      "Reinvestment" shall mean the purchase by each Buyer and the sale by the Seller of additional undivided percentage ownership interests in each and every Purchased Receivable utilizing the proceeds of Collections that were allocated to such Buyer for such purpose pursuant to Section 5.03(a).

      "Remainder" shall have the meaning assigned to such term in Section 5.03(a) hereof.

      "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Material Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Material Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

      "Reportable Event" shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

      "Responsible Officer" shall mean the chief executive officer, chief financial officer, controller, secretary, treasurer or any vice president of the Seller, the Company or any other Originator, respectively, as the case may be.

      "Sale Agreement" shall have the meaning assigned to such term in the recitals hereto.

      "Scotia" shall mean The Bank of Nova Scotia.

      "Servicer" shall mean the Company, or any Person other than the Company or its Affiliates which, upon the termination of the Company as Servicer, succeeds to the functions performed by the Company as the servicer of the Purchased Receivables pursuant to a Complete Servicing Transfer and a Successor Servicing Agreement.

      "Servicer Event" shall mean a Termination Event (other than the Termination Event under Section 10.01(l) relating to a Buyer).

      "Servicer's Compensation" shall have the meaning ascribed to such term in
Section 6.06(e) hereof.

      "Servicer's Compensation Reserve" shall mean, as of any Settlement Date, an amount equal to the product of (i) .50%, (ii) the aggregate outstanding balance of Eligible Receivables in the Receivables Pool as of the last day of the full Accounting Period immediately preceding such Settlement Date, and (iii) a fraction, the numerator of which is the product of (a) the Days Sales Outstanding at the close of business as of the last day of such Accounting Period and (b) 1.5 and the denominator of which is 360.

      "Settlement Date" shall mean, as to each Settlement Period, the twenty-second (22nd) calendar day (or, if such twenty-second (22nd) calendar day is not a Business Day, the next succeeding Business Day) after the last day of the Accounting Period most recently completed.

      "Settlement Period" shall mean (a) the period from and including the Closing Date and ending on the day immediately preceding the first Settlement Date, and (b) thereafter, the period from and including the Settlement Date of the immediately preceding Settlement Period and ending on the day immediately preceding the next Settlement Date.

      "Settlement Statement" shall mean a statement substantially in the form of Exhibit A hereto, which, among other things, will identify in the aggregate all Receivables included in the Receivables Pool as of the last day of the Accounting Period most recently completed, duly completed and executed by a Responsible Officer of the Company or, if the Company is no longer the Servicer, of the Seller and delivered to the Administrative Agent and each Managing Agent pursuant to Section 5.01 hereof.

      "S&P" shall mean Standard & Poor's Ratings Services.

      "Successor Servicing Agreement" shall mean any agreement between the Administrative Agent and any Person, other than the Company or its Affiliate, which contains provisions concerning the servicing of the Purchased Receivables substantially similar to the provisions contained herein, including Sections 5.03, 5.04, 5.06, 6.01, 6.02, 6.04, 6.06 and 6.07 hereof, pursuant to which such
Person performs servicing functions in respect of the Purchased Receivables, and all agreements, instruments and documents attached thereto or delivered in connection therewith, as any of the same may from time to time be amended, supplemented or otherwise modified and in effect.

      "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

      "Swap Termination Value" means, in respect of any one or more Swap Contracts, after (a) taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts and (b) giving effect to the actual value of the underlying transactions to which such Swap Contracts relate, for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

      "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

      "Tangible Assets" means as of the date of any determination thereof the total amount of all assets of the Company and its consolidated subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets.

      "Terminating Buyer" shall have the meaning set forth in Section 12.05.

      "Termination Event" shall have the meaning ascribed to such term in
Section 10.01 hereof.

      "Total Capitalization" means, as of any date of determination, for the Company and its subsidiaries on a consolidated basis, the sum of (a) Consolidated Tangible Net Worth as of such date and (b) Consolidated Funded Debt as of such date.

      "Transaction Costs" shall have the meaning ascribed to such term in
Section 12.01 hereof.

      "TRFCO" shall have the meaning set forth in the preamble to this Agreement.

      "TRFCO Maximum Net Investment" shall mean $65,000,000 or such greater amount as shall be established with the consent of the Buyers, each Managing Agent and the Administrative Agent or such lesser amount as shall be established in accordance with Section 2.03 hereof.

      "TRFCO Net Investment" shall mean (a) for the Closing Date, an amount equal to the amount of the Net Investment of TRFCO under the Existing Purchase Agreement as of the Closing Date after giving effect to the transactions on such date as a Settlement Date under the Existing Purchase Agreement less any cash consideration received on the Closing Date from Liberty pursuant to the terms of
Section 2.02 of this Agreement, and (b) for any other day, an amount equal to the sum of (i) the amount determined pursuant to clause (a) above on the Closing Date, plus (ii) amounts paid to the Seller pursuant to Section 5.01 hereof since the Closing Date as an increase in the TRFCO Net Investment, less (iii) all Collections and other amounts paid to Liberty and not reinvested (which shall not include any amounts paid to TRFCO as Cost of Funds or fees) pursuant to Sections 2.03(b), 5.03(b),(d)and (e) and 5.04 hereof since the Closing Date. In the event that any amount received by TRFCO constituting any portion of Collections is rescinded or must otherwise be returned or restored for any reason to any Person, the TRFCO Net Investment shall be increased by the amount of Collections so rescinded, returned or restored.

      "UCC" shall have the meaning ascribed to such term in Section 1.02 hereof.

      "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I Subtitle E of Title IV of ERISA.

      "Yield Reserve" shall mean, with respect to any Settlement Period, an amount equal to the result of (X) the sum of (i) the Cost of Funds for such Settlement Period and (ii) the product of (a) the Program Fee, (b) the Aggregate Net Investment at the close of business on the first day of such Settlement Period, and (c) a fraction, the numerator of which is the actual number of days in such Settlement Period and the denominator of which is 360, and (iii) the product of (a) the Facility Fee, (b) the Aggregate Maximum Net Investment as of the close of business of the first day of such Settlement Period, and (c) a fraction, the numerator of which is the actual number of days in such Settlement Period and the denominator of which is 360, divided by (Y) the actual number of days in of such Settlement Period, times (Z) the product of the Days Sales Outstanding as of the last day of its most recently ended Accounting Period times 1.5.

         1.02 Interpretation and Construction. This Agreement amends and restates in its entirety the Existing Purchase Agreement. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole. References in this Agreement to "determination" by a Buyer, a Managing Agent or the Administrative Agent shall be conclusive absent manifest error and include good faith estimates by the such party (in the case of quantitative determinations) and good faith beliefs by such party (in the case of qualitative determinations). The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and appendix references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of New York (the "UCC") on the date hereof shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires. This Agreement shall be construed as a whole and in accordance with its fair meaning.

                                   Article II

                         AGREEMENT TO PURCHASE AND SELL

         2.01 Purchase Limits. Subject to the terms and conditions hereof, from the date hereof until the earlier of (i) the Expiration Date and (ii) the reduction of the Liberty Maximum Net Investment or the TRFCO Maximum Net Investment, as the case may be, to zero pursuant to Section 2.03 hereof, the Seller may at its option sell to a Buyer, and such Buyer agrees to purchase from the Seller (such agreement being referred to herein as the "Purchase Obligation") undivided percentage ownership interests in the Receivables Pool by purchasing a Participation Interest in such Receivables Pool. Subject to the terms and conditions hereof, such Buyer shall also (i) make Reinvestments by permitting the Servicer to cause Collections allocated to such Buyer to be applied to the purchase of additional undivided percentage ownership interests in the Receivables Pool, and (ii) increase the Liberty Net Investment or the TRFCO Net Investment, as the case may be, in the applicable Participation Interest on any Settlement Date, or as otherwise set forth herein, at the request of the Seller (without regard to a minimum amount). A Buyer shall not purchase a Participation Interest on the Closing Date, or permit a Reinvestment to be made on any day, or increase the Liberty Net Investment or the TRFCO Net Investment, as the case may be, to the extent that the amount of such purchase, Reinvestment or increase shall exceed the applicable Purchase Availability Amount, or shall cause the Aggregate Buyer's Allocations (after giving effect to such purchase, Reinvestment or increase) to exceed 100%. Neither Liberty nor TRFCO shall be obligated to increase the Liberty Maximum Net Investment or the TRFCO Maximum Net Investment, as the case may be. A Buyer shall not purchase a Participation Interest, make a Reinvestment, or increase the Liberty Net Investment or the TRFCO Net Investment, as the case may be, if such Buyer cannot issue its commercial paper notes or short-term promissory notes or otherwise borrow in order to fund the Purchase Price of such Participation Interest, such Reinvestment or such increase, or make any such purchase, Reinvestment or increase on any Settlement Date at or after the earlier to occur of (i) the Expiration Date, and (ii) the reduction of the Maximum Net Investment to zero pursuant to Section 2.03 hereof. So long as no Termination Event or Potential Termination Event shall have occurred and be continuing, a Buyer shall make timely annual requests for renewal of its Liquidity Agreement during the term of this Agreement, provided that no such renewal shall be required to extend the term of a Liquidity Agreement beyond the Expiration Date.

         2.02 Amount of Purchases.

         Liberty shall pay to TRFCO on the Closing Date, in immediately available funds, an amount equal to Liberty's Pro Rata Portion of the TRFCO Net Investment at such time, whereupon, TRFCO shall be deemed to have sold, transferred and assigned to Liberty without recourse, representation or warranty (except that TRFCO represents and warrants that, upon the effectiveness of such transfer, the undivided interest in the

TRFCO Net Investment sold to Liberty hereunder will be free and clear of any Lien created by or through TRFCO), and Liberty, shall be deemed to have hereby irrevocably taken, received and assumed from TRFCO, an undivided interest in the TRFCO Net Investment outstanding under the Existing Purchase Agreement. The amount of Liberty's payment corresponding to Liberty's Pro Rata Portion of outstanding TRFCO Net Investment shall constitute a portion of the Liberty Net Investment under this Agreement, so that immediately upon giving effect to such payment, each of Liberty and TRFCO will have a Participation Interest hereunder based upon its Pro Rata Portion of the Aggregate Net Investment.

         2.03 Reduction of the Aggregate Maximum Net Investment and Aggregate Net Investment; Termination of the Agreement.

      (a) Reduction of Aggregate Maximum Net Investment. The Aggregate Maximum Net Investment shall be reduced to zero (i) on the Expiration Date, or (ii) in accordance with Section 10.02 hereof. In addition, upon written notice from the Seller to the Administrative Agent and each Managing Agent, the Seller may reduce in whole or in part the Aggregate Maximum Net Investment, such reduction to be applied as a reduction of the Liberty Maximum Net Investment and the TRFCO Maximum Net Investment on a pro rata basis based on the ratios of the Liberty Maximum Net Investment to the Aggregate Maximum Net Investment and the TRFCO Maximum Net Investment to the Aggregate Maximum Net Investment, respectively, effective as of the next Settlement Date on or after the thirtieth (30th) day following the date on which such notice is given; provided, however, that (i) any partial reduction of the Aggregate Maximum Net Investment must be in an amount equal to $5,000,000 or any greater amount which is an integral multiple of $5,000,000, and (ii) if the Aggregate Maximum Net Investment at the time of such notice is less than or equal to $20,000,000, the Seller may only elect to reduce the amount of the Aggregate Maximum Net Investment to zero. Notwithstanding any other provision of this Agreement, the Aggregate Maximum Net Investment may not at any time be reduced below the amount of the Aggregate Net Investment in effect at such time.

      (b) Reduction of the Aggregate Net Investment. If at any time the Seller shall wish to cause the reduction of the Aggregate Net Investment, on any date other than a Settlement Date, (but not to commence the permanent liquidation of the Participation Interests), the Seller may do so upon ten (10) days prior written notice thereof to the Administrative Agent and each Managing Agent (such notice to include the amount of such proposed reduction which will be allocated to each of the Liberty Net Investment and the TRFCO Net Investment in accordance with the Pro Rata Portions and the proposed date on which such reduction will commence, which date shall be agreed to by the Administrative Agent and the Managing Agents). On the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall refrain from making Reinvestments of Collections until the amount of such Collections not so reinvested shall equal the desired amount of reduction. The Servicer shall pay to each Buyer its Pro Rata Portion of all Collections received on each day during the period in which Reinvestment of Collections has been suspended pursuant to this Section 2.03(b) on the date which is the earlier of (i) two (2) Business Days or (ii) the number of days specified in Section 9-315(d) of the Uniform Commercial Code as in effect in the jurisdiction whose Laws govern the rights of such Buyer in and to any such Collections after the day on which such Collections are received by the Servicer. The Aggregate Net Investment and the Liberty Net Investment and the TRFCO Net Investment, as the case may be shall be deemed reduced in the amount to be paid to the Buyers only when in fact so paid. The Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of the commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period. The Seller shall pay to the Buyers an amount equal to any actual loss, cost or expense incurred by the Buyers as the result of the repayment of the Aggregate Net Investment prior to the maturity date of any (x) loans made to any Buyer by third parties or (y) commercial paper notes or short-term promissory notes issued by the Buyers, in each case for the purpose of maintaining the Participation Interests. A Buyer shall provide the Seller with written notice as promptly as practicable of such actual loss, cost or expense, which notice shall provide the calculations used in determining the amount of such loss, cost or expense.

      (c) Termination of the Agreement. This Agreement shall terminate at the latest to occur of (i) the Expiration Date, (ii) the first day on which the Aggregate Net Investment equals zero, all other amounts accrued and owing to the Buyers, the Managing Agents and the Administrative Agent under this Agreement have been paid in full and the Aggregate Maximum Net Investment has been reduced to zero, or (iii) the first day on which all Eligible Receivables in the Receivables Pool have been collected or written off by the Seller and the Aggregate Maximum Net Investment has been reduced to zero; provided, however, that the covenants, representations, warranties and indemnities of the Company and the Seller to the Buyers, the Managing Agents and the Administrative Agent contained herein or made pursuant hereto shall survive such termination. Upon such termination, the Buyers shall convey to the Seller, without recourse, their Participation Interests in all Purchased Receivables and shall deliver to the Seller all instruments and documents relating thereto. Upon such reconveyance, the Deferred Purchase Price shall be deemed to have been paid in full.

         2.04 Fees Payable to the Buyers.

      (a) Facility Fee. The Seller agrees to pay to the Buyers, in consideration for the Purchase Obligation hereunder, from and including the date of execution of this Agreement to but excluding the Expiration Date, the Facility Fee. The accrued Facility Fee shall be due and payable to each Buyer in accordance with Sections 5.03 and 5.04 hereof until the earlier of the Expiration Date or the date on which the Liberty Maximum Net Investment or the TRFCO Maximum Net Investment, as applicable, is reduced to zero pursuant to Section 2.03(a) hereof. To the extent the Facility Fee is not paid from Collections in accordance with Section 5.03 or 5.04 hereof, the Facility Fee shall be an absolute and unconditional obligation of the Seller.

      (b) Fees Non-Refundable. The fees to be paid to the Buyers pursuant to this Section 2.04 are non-refundable and shall not be refunded for any reason whatsoever, including, without limitation, the later reduction or termination of the Aggregate Maximum Net Investment in whole or in part in accordance with the provisions of this Agreement.

                                  Article III

                               BUYER'S ALLOCATION

         3.01 Buyer's Allocation. The Buyer's Allocation for each Buyer on any day of determination shall be a percentage equal to the quotient of (i) such Buyer's Pro Rata Portion of the Investment, divided by (ii) the positive result of (a) the aggregate Account Balances of all Eligible Receivables included in the Receivables Pool on the date of determination before giving effect to Collections on such date, less (b) the aggregate amount by which the Account Balance of Eligible Receivables of each Obligor exceeds the Concentration Limit for such Obligor.

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

         3.02 Frequency of Computation of the Buyer's Allocation. The Buyer's Allocation with respect to TRFCO was initially computed as of the opening of business of the Servicer on the Initial Closing Date, and the Buyer's Allocation with respect to each Buyer shall be recomputed on the Closing Date. Thereafter, until the Aggregate Net Investment shall be reduced to zero, the Buyer's Allocation for each Buyer shall be automatically recomputed as of the close of business of the Servicer on each Business Day, and the Buyer's Allocation with respect to a Buyer shall constitute the percentage ownership interest of such Buyer in the Receivables Pool on such date; provided, however, that on and after a Liquidation Day and during the continuance of a Liquidation Period, each Buyer's Allocation shall be equal to such Buyer's Allocation as computed on the first Business Day preceding the occurrence of such Liquidation Day. The Buyer's Allocation with respect to a Buyer shall be reduced to zero at such time as the related Liberty Net Investment or TRFCO Net Investment, as applicable shall be reduced to zero, such Buyer shall have received all amounts in respect of accrued and unpaid Cost of Funds and Program Fee and all other amounts payable to it, its related Managing Agent and the Administrative Agent pursuant to this Agreement, and the Servicer, provided the Company is not the Servicer, shall have received the accrued Servicer's Compensation.

                                   Article IV

                               CLOSING PROCEDURES

         4.01 Purchase and Sale Procedures.

      (a) General. The sale of the Participation Interests hereunder shall, with respect to the Receivables Pool, transfer ownership to the Buyers of an undivided percentage ownership interest in each Receivable in such Receivables Pool, effective upon the creation of such Receivable.

      (b) Indemnity for Failure to Close. If a sale of the Participation Interests fails to occur on the Closing Date as agreed to by the Administrative Agent pursuant to Section 4.04 hereof for reasons other than a breach by a Buyer or a Managing Agent, the Seller shall reimburse each Buyer, its related Managing Agent and the Administrative Agent on demand for any loss, cost or expense (including loss of margin) incurred by any such party with respect to this Agreement, its obligations hereunder or its funding of the proposed Purchase Price (including, without limitation, any loss, cost or expense in obtaining, liquidating or employing deposits as loans from third parties or the loss, cost or expense of issuing its commercial paper notes or short-term promissory notes in order to fund such Purchase Price) until the earlier of (A) the Closing Date as specified in a subsequent Purchase Notice or as agreed to by the Administrative Agent pursuant to Section 4.04 hereof or (B) the date on which (i) such Buyer redeploys any funds committed to fund such Purchase Price at a rate of return greater than or equal to that reflected in the Cost of Funds, or (ii) such commercial paper notes or short-term promissory notes become due and payable, as the case may be. Each Buyer or its related Managing Agent shall notify the Seller of the amount determined by such Buyer or Managing Agent (which determination shall be conclusive and binding absent manifest error) to be necessary to compensate such Buyer or Managing Agent for such loss, cost or expense. Such amount shall be due and payable by the Seller to the applicable Buyer or Managing Agent ten (10) Business Days after such notice is given.

         4.02 Conditions Precedent to the First Purchase. The obligation of each Buyer to purchase a Participation Interest from the Seller on the Closing Date shall be subject to the satisfaction on or before April 20, 2004 of the conditions set forth in Section 4.03 hereof and the following further conditions:

      (a) Standing. The Administrative Agent, each Buyer and each Managing Agent shall have received (i) from each of the Seller and the Originators, a certificate, dated a recent date relative to the Closing Date as determined by the Administrative Agent, of the Secretary of State or other similar official as to its good standing under the Laws of its jurisdiction of organization, and
(ii) from each Originator, a certificate, dated a recent date relative to the Closing Date as determined by the Administrative Agent, of the Secretary of State or other similar official of the States where it is organized and where its chief executive offices are located as to its good standing under the Laws of such jurisdiction.

      (b) Opinions of Counsel. The Administrative Agent, each Managing Agent and each Buyer shall have received favorable written opinions of David M. Sudbury, Esq., General Counsel of the Company, and of Haynes and Boone, LLP, counsel for the Originators and the Seller, each dated the Closing Date, each in form and substance acceptable to the Buyers. For the avoidance of doubt, the Administrative Agent, each Managing Agent and each Buyer shall have received a reliance letter regarding the legal opinion dated as June 20, 2001 of Haynes and Boone, LLP regarding nonconsolidation and the true sale nature of the transaction and the Administrative Agent, each Managing Agent and each Buyer shall have received favorable written opinions regarding certain corporate matters, enforceability and perfection issues, each in form and substance acceptable to the Buyers.

      (c) Financing Statements, etc. The Administrative Agent and each Managing Agent shall have received evidence satisfactory to it of the completion of all recordings, registrations and filings as may be necessary in the opinion of the Administrative Agent and the Managing Agents to evidence or perfect the ownership interests to be acquired by the Buyers hereunder, including, without limitation, acknowledgment copies of proper financing statements on Form UCC-1 and/or Form UCC-3 filed on or prior to the Closing Date, naming each Originator as debtor and/or assignor and the Seller as secured party and/or assignee (in respect of the transfer of Receivables contemplated by the Sale Agreement) and naming the Seller as debtor and/or assignor and the Administrative Agent (for the benefit of the Buyers) as secured party and/or assignee (in respect of the transfer of the Participation Interests contemplated by this Agreement), or such other similar instruments or documents as may be necessary in the opinion of the Buyers under the Uniform Commercial Code or any comparable law of all appropriate jurisdictions to evidence or perfect each Buyer's Participation Interest.

      (d) Lockbox Agreements. The Administrative Agent, each Managing Agent and each Buyer shall have received duly executed copies of a letter from the Administrative Agent to each Permitted Lockbox Bank which is party to a Lockbox Servicing Agreement in connection with the Existing Purchase Agreement, which provides notice of the amendments to the Existing Purchase Agreement set forth in this Agreement.

      (e) Purchase Notice. TRFCO shall have received from the Seller, no less than two (2) Business Days prior to the Initial Closing Date, a notice (the "Purchase Notice") in substantially the form of Exhibit E hereto, utilizing information as of the last day of the most recently completed Accounting Period, together with such written documentation of the procedures utilized and calculations made in connection with the preparation of such Purchase Notice as TRFCO may request.

      (f) Responsible Officer Certificate. The Administrative Agent, each Managing Agent and each Buyer shall have received a certificate of a Responsible Officer, dated the Closing Date, from each of the Seller and the Company, in substantially the form attached hereto as Exhibit B, and as to such other matters incident to the transactions contemplated by the Purchase Documents as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent. Such parties may conclusively rely on any such certificate unless and until a later certificate revising the prior certificate is received by such parties.

      (g) Buyers' Review. Each Buyer shall have completed to its satisfaction a review of the Servicer's billing and collection operations and reporting systems.

      (h) Regulatory Approvals. Each Originator and the Seller shall have received all necessary and desirable regulatory approvals, if any, of the transactions under this Agreement and the Sale Agreement.

      (i) Rating Agency Consent. The rating agencies then rating the commercial paper notes of Liberty shall have provided written confirmation that the ratings of such commercial paper notes will not be reduced or withdrawn as a result of the entry by Liberty into this Agreement.

         4.03 Conditions Precedent to Each Purchase and Reinvestment The obligation of each Buyer to purchase its Participation Interest from the Seller on the Closing Date, to make a Reinvestment on any date, or to increase the Aggregate Net Investment in the Receivables Pool on any date, is subject to the performance by each of the Originators and the Seller of its respective obligations hereunder on or before the Closing Date, such date on which a Reinvestment will be made or such date on which an increase in the Aggregate Net Investment will be made, and to the satisfaction of the following further conditions:

      (a) Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by the Purchase Documents or the Receivables to be included in the Receivables Pool on the Closing Date, such date of an increase in the Aggregate Net Investment or such date of such Reinvestment shall be in form and substance satisfactory to the Administrative Agent and each Managing Agent, and such parties shall have received all such originals or certified copies or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and the Managing Agents.

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

      (b) Representations and Warranties. On and as of such date (i) the representations and warranties of the Seller contained in Article VIII hereof and of each of the Originators contained in the Sale Agreement shall be true and correct with the same force and effect as though made on and as of the Closing Date, such date of an increase in the Aggregate Net Investment or such date of Reinvestment (except to the extent that such representations and warranties relate solely to an earlier date), (ii) the Originators and the Seller shall be in compliance with the respective covenants contained in Article IX hereof and in the Sale Agreement, and (iii) no Termination Event or Potential Termination Event shall occur as a result of the purchase and sale of the Participation Interests in the Receivables Pool on the Closing Date, such date of an increase in the Aggregate Net Investment or such date of Reinvestment, or shall have occurred and be continuing or shall exist on the Closing Date, such date of an increase in the Aggregate Net Investment or such date of Reinvestment.

      (c) Sale Agreement. The Sale Agreement shall be in full force and effect.

         4.04 Purchase Price Subject to the terms and conditions hereof, and relying upon the representations and warranties set forth herein, on the Closing Date, each Buyer shall purchase its Participation Interest in the Receivables Pool agreed upon by the Administrative Agent and the Managing Agents. On the date of purchase of the Participation Interest, each Buyer shall make available to the Seller at its Office, or such other place as the Seller has notified the Administrative Agent, the Purchase Price therefor.

         4.05 Sale Without Recourse.

      (a) The sale of the Participation Interests hereunder shall, except to the extent specified in Section 5.06 hereof, be made without recourse to the Seller with respect to any loss arising from Defaulted Receivables, provided, that nothing contained herein shall limit the rights of the Administrative Agent, the Managing agents and the Buyers provided in Section 2.04, Article V, Section 6.04 and Articles VII and XI hereof.

      (b) This Agreement also constitutes a security agreement under the UCC. The Buyers and the Seller intend that the transactions contemplated by this Agreement shall be treated as sales and not as a financing. However, in the event that it is ever determined that such transactions constitute a financing arrangement, the Seller hereby grants to the Buyers on the date hereof and on the terms and conditions of this Agreement a first priority security interest in and against all of the Seller's right, title and interest in and to the Purchased Receivables and the proceeds thereof for the purposes of securing the obligations of the Seller and the rights of the Buyers under this Agreement.

         4.06 Non-Assumption by the Buyers of Obligations No obligation or liability of the Seller to any Obligor under any Purchased Receivable or Contract shall be assumed by the Administrative Agent, either Managing Agent or either Buyer hereunder, and any such assumption is hereby expressly disclaimed. The Administrative Agent, the Managing Agents and the Buyers shall be indemnified by the Seller in accordance with Section 12.04 hereof in respect of any losses, claims, damages, liabilities, costs or expenses arising out of or incurred in connection with any Obligor's assertion of such obligation or liability against any such party.

         4.07 Character of Receivables Added to Receivables Pools All Receivables acquired by the Seller pursuant to the Sale Agreement shall be included in the Receivables Pool immediately upon the Seller's acquisition thereof. All such Receivables will comprise only one Receivables Pool.

                                   Article V

                            SETTLEMENTS; ADJUSTMENTS

         5.01 Settlement Statements The Seller shall, or shall cause the Servicer to, submit to the Administrative Agent and each Managing Agent not less than two (2) Business Days prior to each Settlement Date, a Settlement Statement signed by a Responsible Officer dated as of such Settlement Date and including information in respect of the Receivables Pool as of the last day of the Accounting Period most recently completed. The execution and delivery of any Settlement Statement shall constitute a representation and warranty by the Seller and the Servicer that the information contained therein is true and correct as of the date thereof. Such Settlement Statement shall be accompanied by such other information as the Administrative Agent or a Managing Agent may reasonably request. Subject to the terms and conditions of this Agreement, if the Seller requests on a Settlement Statement that the Aggregate Net Investment be increased to an amount in excess of the Aggregate Net Investment as of the immediately preceding Settlement Date, each Buyer shall make available to the Seller at its Office, or such other place as the Seller has notified to the Buyers, on the next succeeding Settlement Date, its Pro Rata Portion of such increase in the Aggregate Net Investment; provided, that such increase in the Aggregate Net Investment shall not cause (i) the Aggregate Net Investment to exceed the Aggregate Maximum Net Investment then in effect, (ii) the Liberty Net Investment to exceed the Liberty Maximum Net Investment then in effect or (iii) the TRFCO Net Investment to exceed the TRFCO Maximum Net Investment then in effect. Subject to the terms and conditions of this Agreement, if the Seller requests in writing that on a date other than a Settlement Date the Aggregate Net Investment be increased to an amount in excess of the then existing Aggregate Net Investment, each Buyer shall make available to the Seller at its Office, or such other place as the Seller has notified to the Buyers, on the date specified in the request (which shall be a date not less than two (2) Business Days after the date of receipt of such request), its Pro Rata Portion of such increase in the Aggregate Net Investment; provided that such increase would have been permitted hereunder if the date on which such increase is requested to be made available to the Seller were a Settlement Date, based upon the information in the Settlement Statement relating to the immediately preceding Settlement Date. The Seller may request a reduction in the Aggregate Net Investment in accordance with Section 2.03(b).

         5.02 Receivables Status Upon ten (10) Business Days' notice from the Administrative Agent or a Managing Agent, the Seller or the Servicer will furnish or cause to be furnished to the Administrative Agent, the Managing Agents and the Buyers a written report, signed by a Responsible Officer, containing such information as the Administrative Agent may reasonably request (in such form as the Administrative Agent may reasonably request), which shall include, without limitation, with respect to the Participation Interests (a) the Account Balances of all Purchased Receivables, together with all Collections, Dilutions, and other adjustments to such Receivables since the date of the last written report furnished to such parties, and an aging of all Purchased Receivables as of a date no later than the date of such notice; and (b) an analysis and explanation of significant variances, if any, between actual Collections of Purchased Receivables during such Settlement Period and historical collections experience.

         5.03 Non-Liquidation Settlements.

      (a) Daily Settlements. On each day (other than a Liquidation Day) with regard to each Settlement Period, each Buyer shall be allocated an amount of Collections equal to the product of (i) the Buyer's Allocation with respect to such Buyer, expressed as a decimal, and (ii) Collections, if any, with respect to the Purchased Receivables on such day. The Servicer shall hold in trust for the benefit of such Buyer out of such amount in respect of such Buyer's Allocation an amount equal to the Cost of Funds in respect of such Buyer and Program Fee Amount accrued through such day and not previously so held (whether or not accrued during the current Settlement Period), and (following such allocation) shall hold in trust for its own account an amount, if available, equal to the Servicer's Compensation accrued through such day for the Participation Interest and not previously so held and (following such allocation) shall hold in trust for the account of such Buyer an amount, if available, equal to the Facility Fee accrued through such day and not previously so held. The remainder of such amount (the "Remainder") in respect of the Buyer's Allocation with respect to each Buyer shall, subject to the terms and conditions of this Agreement, be utilized by the Servicer to make a Reinvestment in the Receivables Pool in the amount of the Remainder, subject to Sections 2.01 and 4.03 hereof, and after giving effect to any allocation of new Receivables to the Receivables Pool. Any portion of the Remainder not applied to a Reinvestment (other than as provided by Section 12.05) shall be held by the Servicer in accordance with subsection (d) below. The Remainder, or any portion thereof, which is applied to a Reinvestment, and any amount of Collections which were not allocated to a Buyer pursuant to the first sentence of this Section 5.03(a), shall be remitted by the Servicer to the Seller. Notwithstanding the foregoing, in the event that at the end of any Settlement Period the amounts held in trust for the benefit of the Buyers pursuant to the second sentence of this Section 5.03(a) and not previously paid to such Buyer are less than the accrued and unpaid Cost of Funds and Program Fee Amount for such Settlement Period, then any amount which had been deemed to be a Remainder during such Settlement Period (up to the amount of such deficit in the amount available to pay the Cost of Funds and Program Fee Amount) shall be deemed to have been held in trust for the benefit of the Buyers pursuant to the second sentence of this Section 5.03(a).

      (b) Settlement Period. On each Settlement Date (other than a Settlement Date with respect to a Settlement Period during which a Liquidation Day occurs), the Servicer shall pay to each Buyer and the Servicer the amounts held in trust for the benefit of such Buyer and the Servicer, respectively, pursuant to subsection (a) above and not previously paid to such Buyer and the Servicer, respectively.

      (c) Deemed Collections. If on any day the Account Balance of a Purchased Receivable is reduced as a result of a Dilution with respect to such Purchased Receivable, the Servicer shall be deemed to have received on such day a Collection of Purchased Receivables in the amount of such reduction. If on any day any of the representations and warranties of the Seller set forth in Section 8.02(b) and (c) is no longer true or was not true when made with respect to such Purchased Receivable, or if any of the representations and warranties of the Seller set forth in Section 8.02(a) was not true when made, the Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in full.

      (d) Unreinvested Collections. Subject to the provisions of Section 12.05, any portion of the Remainder which may not be immediately applied to Reinvestments in the Participation Interests in accordance with Section 5.03(a) for any reason, shall be so reinvested as soon as practicable without violating any provisions of this Agreement; provided, however, that if any portion of the Remainder may not be applied to Reinvestments in the Participation Interests for any reason on the date which is the earlier of (i) two (2) Business Days or (ii) the number of days specified in Section 9-315(d) of the Uniform Commercial Code as in effect in the jurisdiction whose Laws govern the rights of the Buyers in and to any such portion of the Remainder after the Servicer receives such portion of the Remainder, the Servicer shall pay such portion of the Remainder to the Buyers on such earlier date. The Liberty Net Investment and the TRFCO Net Investment shall be deemed reduced in the amount to be paid to the applicable Buyer only when in fact so paid.

      (e) Reduction of Buyer's Allocation. Notwithstanding anything to the contrary contained herein, if, on any Settlement Date prior to the occurrence of a Liquidation Day (after giving effect to all payments required to be made by the Seller or the Servicer to or for the account of the applicable Buyer pursuant to this Section 5.03 and any increase in the Liberty Net Investment or the TRFCO Net Investment effected on such day or on any day after the immediately preceding Settlement Date), the Aggregate Buyer's Allocations of the Buyers would exceed one hundred percent (100%), the Seller shall make a payment of an amount in immediately available funds to the Managing Agents for the account of the related Buyers as a reduction of the Liberty Net Investment and the TRFCO Net Investment, based on their Pro Rata Portion, such that, after giving effect to such payment, the Aggregate Buyer's Allocations is equal to one hundred percent (100%).

         5.04 Liquidation Settlements.

      (a) Notwithstanding the provisions of Sections 5.03(a) and (b) and Section
12.05 hereof, on each Liquidation Day with regard to each Settlement Period, the Servicer shall allocate to the Administrative Agent, and hold in trust for the benefit of, the Administrative Agent on behalf of each Buyer for payment in accordance with Section 5.04(b), an amount of Collections equal to the product of (i) such Buyer's Buyer's Allocation, and (ii) Collections in respect of the Purchased Receivables for such Liquidation Day. The Collections allocated to the Administrative Agent on behalf of each Buyer pursuant to this section shall be allocated pro rata on a daily basis (i) first, to the payment of any Cost of Funds and Program Fee accrued and owing to each Buyer, (ii) second, subject to
Section 6.06(e), to the payment of any Servicer's Compensation accrued and owing to the Servicer, (iii) third, to make payment in respect of any Facility Fee accrued and owing to each Buyer, (iv) fourth, to make payment in respect of the Aggregate Net Investment, and (v) fifth, to the payment of any other amounts accrued and owing to the Buyers, the Managing Agents or the Administrative Agent under this Agreement. Any amount of such Collections which were not allocated to the Administrative Agent for the benefit of the Buyers pursuant to the first sentence of this Section 5.04 on such Liquidation Day, shall be remitted by the Servicer to the Seller.

      (b) Collections held by the Servicer on behalf of the Administrative Agent pursuant to this Section 5.04 shall be remitted to the Administrative Agent on the date which is the earlier of (i) two (2) Business Days or (ii) the number of days specified in Section 9-315(d) of the Uniform Commercial Code as in effect in the jurisdiction whose Laws govern the rights of the Buyers in and to any such Collections after the Servicer receives such Collections.

         5.05 Allocation of Collections.

      (a) Except as required by Law or the underlying Contract, if any Obligor is obligated under one or more Purchased Receivables and also under one or more Contracts not constituting Purchased Receivables, then any payment received from or on behalf of such Obligor shall be applied (i) to a specific Contract if the Obligor designates such payment to be so applied, or (ii) to the Purchased Receivables in the order in which payments are due thereunder if the application of such payment is not so designated.

      (b) Notwithstanding any other provision of this Agreement, neither Liberty nor TRFCO is entitled to receive any portion of Collections once the Liberty Net Investment or the TRFCO Net Investment, as applicable, is reduced to zero and the Seller has no remaining payment obligations to such Buyer or its related Managing Agent under this Agreement.

         5.06 Deferred Purchase Price. On the Initial Closing Date, and, thereafter, in each Settlement Statement, the Servicer shall calculate the Deferred Purchase Price as of the last day of the full Accounting Period most recently completed, which shall be an amount equal to the sum of (1) the Credit Enhancement Reserve, plus (2) the Yield Reserve, plus (3) the Servicer's Compensation Reserve; provided, that if a Liquidation Day occurs, the Deferred Purchase Price will thereafter be the amount of the Deferred Purchase Price at the close of business on the day immediately preceding such Liquidation Day.

         5.07 Treatment of Collections and Deemed Collections. Any Collections deemed to be received pursuant to this Agreement shall be paid by the Seller to the Servicer in same day funds on the date of such deemed receipt. The Servicer shall hold or distribute all Collections deemed received pursuant to Sections
5.03 and 6.04 hereof to the same extent as if such Collections had actually been received. So long as the Servicer shall hold any Collections or deemed Collections required to be paid to the Buyers or the Administrative Agent, it shall hold such Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust.

                                   Article VI

                            PROTECTION OF THE BUYERs;
                         ADMINISTRATION AND COLLECTIONS

         6.01 Maintenance of Information and Computer Records. The Seller will, or will cause the Servicer to, hold in trust and keep safely for the Buyers all evidence of each Buyer's right, title and interest in the Receivables Pool. The Seller will, or will cause the Servicer and each Originator to, on or prior to the Initial Closing Date, and with respect to all Receivables that are added to the Receivables Pool after the Initial Closing Date, on each respective date such Receivables are added, place an appropriate code or notation in its Records to indicate those Receivables which are or which will be included in the Receivables Pool.

         6.02 Protection of the Interests of the Buyers.

      (a) The Seller will, or will cause the Servicer to, from time to time do and perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statements, continuation statements, the execution, amendment or supplementation of any instrument of transfer, and the making of notations on the Records of the Seller) as may be requested by the Administrative Agent in order to effect the purposes of this Agreement and the sale of the Participation Interests hereunder and to perfect each Buyer's right, title and interest in the Receivables Pool and all Collections with respect thereto against all Persons whomsoever.

      (b) To the fullest extent permitted by applicable Law, the Seller hereby irrevocably grants to each Buyer, the Administrative Agent and each Managing Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Seller, or in its own name, financing statements and continuation statements and amendments thereto with respect to such Buyer's Participation Interest in the Purchased Receivables.

      (c) At any reasonable time and from time to time at a Managing Agent's reasonable request (which shall not be made more than once per calendar year by each Managing Agent, unless a Termination Event or Potential Termination Event has occurred and is continuing) and (unless a Termination Event or Potential Termination Event has occurred and is continuing) upon 3 Business Days notice to the Seller, the applicable Originator or the Servicer, the Seller, such Originator or the Servicer, as the case may be, shall permit such Person as the Managing Agent may designate to conduct audits or visit and inspect any of the properties of the Seller, such Originator or the Servicer, as the case may be, to examine the Records, internal controls and procedures maintained by the Seller, such Originator or the Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the Seller's, such Originator's or the Servicer's, as the case may be, affairs with its officers, employees and independent accountants. Each of the Seller, such Originator and the Servicer hereby authorizes such officers, employees and its independent accountants (in the case of such accountants, in the presence of a Responsible Officer of the Seller, such Originator or the Servicer, as the case may be) to discuss with the Managing Agents the affairs of the Seller, such Originator or the Servicer, as the case may be. The Seller shall reimburse the Administrative Agent, the Managing Agents and the Buyers for all reasonable fees, costs and expenses incurred by or on behalf of such party in connection with the foregoing actions promptly upon receipt of a written invoice therefor.

      (d) Each of the Buyers shall have the right to do all such acts and things as it may deem necessary to protect its interests, including, without limitation, confirmation and verification of Purchased Receivables; provided, that no Buyer will contact any Obligor unless a Termination Event or Potential Termination Event has occurred.

         6.03 Maintenance of the Location of Writings and Records. The Seller will at all times until completion of a Complete Servicing Transfer keep or cause to be kept at its Chief Executive Office or at an office of the Servicer designated in advance to the Administrative Agent, the Managing Agents and the Buyers, each writing or Record which evidences, and which is necessary or desirable to establish or protect, including such books of account and other Records as will enable the Buyers or their designee to determine at any time the status of, the Participation Interests of the Buyers in each Purchased Receivable; provided, that any Records may be stored at other locations to the extent temporary location elsewhere is necessary in connection with litigation, repossession, other collection activities or other usual business purposes. The Seller shall at its own expense prepare and maintain machine-readable magnetic tapes or other media in such format as the Administrative Agent, in its reasonable discretion, may require pertaining to the Purchased Receivables.

         6.04 Information. The Seller will, or will cause the Servicer to, furnish to the Buyers, the Managing Agents and the Administrative Agent such additional information with respect to the Purchased Receivables (including but not limited to the Credit and Collection Policy) as any such party may reasonably request. The Seller will also furnish to each such party all modifications, adjustments or supplements to the Credit and Collection Policy as in effect on the date hereof; provided, however, that neither the Seller nor any Originator shall, without each Managing Agent's prior written consent, alter its credit, enforcement and other policies as in effect from time to time if the effect of any alteration thereof would be to materially adversely affect the collectibility of the Purchased Receivables. If any such alteration made without a Managing Agent's consent is later determined by such Managing Agent to have had a material adverse effect on the collectibility of Purchased Receivables, then the Seller or the Originator, as the case may be, shall promptly revise such policies in order to prevent any such material adverse effect from occurring thereafter, and the Purchased Receivables that, in the judgment of such Managing Agent, became uncollectible due to such change shall be deemed collected and shall be treated as deemed Collections pursuant to Section 5.07 hereof. Promptly upon becoming aware of any Termination Event or Potential Termination Event, the Servicer shall give the Administrative Agent, the Managing Agents and the Buyers notice thereof.

         6.05 Performance of Undertakings Under the Purchased Receivables; Indemnification. Each Originator will at all times observe and perform, or cause to be observed and performed, all obligations and undertakings to the Obligors arising in connection with each Purchased Receivable or related Contract and neither the Originator nor the Seller will take any action or cause any action to be taken to impair the rights of the Seller to the Receivables or the rights of each Buyer to its Participation Interest in the Purchased Receivables. In such connection, each Buyer shall be indemnified by the Seller in accordance with Section 12.04 hereof and by each Originator in accordance with the Sale Agreement in respect of any losses, claims, damages, liabilities, costs or expenses incurred or arising out of any action taken or caused to be taken by the Originator or the Seller which impairs the Seller's rights to the Receivables or the such Buyer's rights to its Participation Interest in the Purchased Receivables.

         6.06 Administration and Collections; Indemnification.

      (a) General. Until a Complete Servicing Transfer shall have occurred, the Company will be responsible for the administration, servicing and collection of the Purchased Receivables; provided, however, that the Company may delegate its duties to the Originator in accordance with Section 6.09 and, upon written approval by the Administrative Agent, such \ duties may also be delegated by the Company to any of its Affiliates or a third party (without impairment, in either case, of the Company's Obligations as Servicer). If and to the extent that the Company or any of its Affiliates or any such third party is performing such functions, the Company agrees to exercise or cause such Affiliate or third party to exercise the same degree of skill and care and apply the same standards, policies, procedures and diligence that it applies to the performance of the same functions with respect to accounts owned by the Company.

      (b) Administration. The Servicer shall, to the maximum extent permitted by Law, have the power and authority, on behalf of the Buyers, the Managing Agents and the Administrative Agent as part of the Servicer's administrative and servicing obligations hereunder, to take such action in respect of any such Purchased Receivable as the Servicer may deem advisable, including the resale of any repossessed, returned or rejected goods; provided, however, that the Servicer may not under any circumstances compromise, rescind, cancel, adjust or modify (including by extension of time for payment or granting any discounts, allowances or credits) the Account Balance of the related Contract for any Purchased Receivable, except in accordance with the Credit and Collection Policy or otherwise with the Administrative Agent's prior written consent. The Servicer undertakes to comply with each of the covenants of the Seller included herein in respect of which the Seller undertakes to cause the Servicer to take or avoid taking actions specified therein, and further agrees to perform the Servicer's obligations under Article II of the Sale Agreement.

      (c) Enforcement Proceedings. In the event of a default under any Purchased Receivable before a Servicer Event, the Servicer shall, at the Seller's expense, to the maximum extent permitted by Law, have the power and authority, on behalf of the Buyers, the Managing Agents and the Administrative Agent as part of the Servicer's administrative and servicing obligations hereunder, to take any action in respect of any such Purchased Receivable as the Servicer may deem advisable; provided, however, that the Servicer or the Seller, as the case may be, shall take no enforcement action (judicial or otherwise) with respect to such Purchased Receivable, except in accordance with the Credit and Collection Policy or otherwise with the written consent of the Administrative Agent. The Servicer or the Seller, as the case may be, will apply or will cause to be applied at all times before a Servicer Event the same standards and follow the same procedures with respect to deciding to commence, and in prosecuting, litigation on such Purchased Receivables as is applied and followed with respect to like accounts not owned by a Buyer. In no event shall the Servicer or the Seller, as the case may be, be entitled to make or authorize any Person to make any Buyer, any Managing Agent or the Administrative Agent a party to any litigation without such party's express prior written consent.

      (d) Obligations of the Buyers, Managing Agents and Administrative Agent. The Buyers, the Managing Agents and the Administrative Agent may, but shall have no obligation to, take any action or commence any proceeding to realize upon any Purchased Receivable. At such time as the Servicer or the Seller, as the case may be, has any obligation to pursue the collection of Purchased Receivables and a Buyer, a Managing Agent or the Administrative Agent possesses any documents necessary therefor, such party agrees to furnish such documents to the Servicer or the Seller, as the case may be, to the extent and for the period necessary for the Servicer or the Seller, as the case may be, to comply with its obligations hereunder.

      (e) Servicer's Compensation. The Servicer's Compensation for performing its responsibilities as the servicer with respect to any Purchased Receivables on any day shall be equal to the quotient of (A) the product of (1) one-half of one percent (0.50%), and (2) the Account Balances of Purchased Receivables on such day, divided by (B) 360. Subject to Section 6.07(a), the Pro Rata Portion of the Servicer's Compensation shall be retained by the Servicer in accordance with Section 5.03 hereof or paid to the Servicer by each Buyer in the event Collections are applied in accordance with Section 5.04 hereof; provided, however, that if the Company is the Servicer, the Servicer's Compensation shall not be paid on or after any day on which a Termination Event shall have occurred and be continuing.

      (f) Indemnity. The Servicer shall indemnify the Administrative Agent, each Managing Agent and each Buyer in respect of any losses, claims, damages, liabilities, costs or expenses incurred or arising out of any action taken or caused to be taken by the Servicer under this Section 6.06.

         6.07 Complete Servicing Transfer.

      (a) General. If at any time a Servicer Event shall have occurred and be continuing, the Administrative Agent may, upon the written consent of each Managing Agent, by notice in writing to the Seller and the Company, terminate the Company's capacity as Servicer in respect of the Purchased Receivables (such termination referred to herein as a "Complete Servicing Transfer"), notify Obligors of the Buyers' interests in the Purchased Receivables, take control of the Lockbox Accounts and exercise all other incidences of ownership in the Purchased Receivables. After a Complete Servicing Transfer, the Administrative Agent may administer, service and collect the Purchased Receivables itself, and in such event may retain the Servicer's Compensation for its own account, in any manner it sees fit, including, without limitation, by compromise, extension or settlement of such Purchased Receivables.

      (b) Transition. The Company, within ten (10) Business Days after receiving a notice pursuant to Section 6.07(a) hereof, shall, at its own cost and expense, deliver or cause to be delivered to the Administrative Agent and each Managing Agent (i) a schedule of the Purchased Receivables indicating as to each such Purchased Receivable information as to the related Obligor, the Account Balance as of such date of the related Contract and the location of the evidences of such Purchased Receivable and related Contract, together with such other information as the Administrative Agent or a Managing Agent may reasonably request and (ii) all evidence of such Purchased Receivables and related Contracts and such other Records related thereto (including, without limitation, true copies of any computer tapes and data in computer memories) as the Administrative Agent or a Managing Agent may reasonably deem necessary to enable such parties to protect and enforce the Buyers' rights to, or position as owners of, Participation Interests therein. After any such delivery, neither the Seller nor any Originator will hold or retain any executed counterpart or any document evidencing such Purchased Receivables or related Contracts without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against the related Obligor or any other Person.

      (c) Collections. From and after the occurrence of a Complete Servicing Transfer, the Seller and the Servicer will cause to be transmitted and delivered directly to the Administrative Agent on behalf of the Buyers, forthwith upon receipt and in the exact form received, all Collections (properly endorsed, where required, so that such items may be collected by the Administrative Agent) on account of the Buyers' Participation Interests in the Purchased Receivables. All such Collections consisting of cash shall not be commingled with other items or monies of the Seller or any Originator for a period longer than the lesser of (i) two (2) Business Days or
(ii) the number of days specified in Section 9-315(d) of the Uniform Commercial Code as in effect in the jurisdiction whose Laws govern the rights of the Buyers in and to any such Collections. If the Administrative Agent or its designated agent receives items or monies that are not payments on account of the Buyers' Participation Interests in the Purchased Receivables, such items or monies shall be delivered promptly to the Seller after being so identified by the Administrative Agent or its designated agent. The Seller hereby irrevocably grants the Administrative Agent or its designated agent, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take, from and after the occurrence of a Termination Event or Potential Termination Event, in the name of the Seller all steps with respect to the Purchased Receivable which the Administrative Agent, in its reasonable discretion, may deem necessary or advisable to negotiate or otherwise realize on any right of any kind held or owned by the Seller or transmitted to or received by the Administrative Agent, a Managing Agent or a Buyer or its designated agent (whether or not from the Seller or any Obligor) in connection with the Buyers' Participation Interests in such Purchased Receivable; provided, however, that the Administrative Agent hereby agrees not to exercise, and not to permit its designated agents to exercise, such power of attorney unless a Servicer Event shall have occurred and be continuing. The Administrative Agent, the Managing Agents and the Buyers will provide such periodic accountings and other information related to disposition of funds so collected as the Seller may reasonably request.

      (d) Collection and Administration at Expense of Company. The Company agrees that, in the event of a Complete Servicing Transfer, it will reimburse the Buyers, the Managing Agents and the Administrative Agent for all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' and accountants' and other third parties' fees and expenses, expenses incurred by each such party's credit recovery group, expenses of litigation or preparation therefor, and expenses of audits and visits to the offices of the Company) incurred by the Buyers, the Managing Agents and/or the Administrative Agent in connection with and following the transfer of functions following a Complete Servicing Transfer (excluding, however, the fees of any successor Servicer).

      (e) Payments by Obligors. At any time, and from time to time following a Complete Servicing Transfer, or if a Servicer Event shall have occurred and be continuing, the Seller, each Originator and the Servicer shall permit such Persons as the Administrative Agent may designate to open and inspect all mail received in the Permitted Lockboxes, by the Seller at any of its offices or by an Originator or the Servicer at any of their respective offices if (in the case of an Originator or the Servicer) such mail on its face appears that it may be related to the Purchased Receivables, and to remove therefrom any and all Collections or other correspondence from Obligors or the Originator in respect of Purchased Receivables. All Collections received by the Administrative Agent, the Managing Agents and the Buyers shall be applied in accordance with Section
5.05 hereof. The Administrative Agent shall be entitled to notify the Obligors of Purchased Receivables to make payments directly to the Administrative Agent, the Managing Agents or the Buyers of amounts due thereunder at any time and from time to time following the occurrence of (i) a Servicer Event, (ii) a Complete Servicing Transfer, or (iii) a violation by the Seller of the provisions of
Section 6.08 hereof.

         6.08 Lockboxes. The Seller and each Originator hereby agree (i) to cause all Collections which may be sent by mail as payment on account of Purchased Receivables to be mailed by Obligors to Permitted Lockboxes; (ii) to make or cause the Servicer to make the necessary bookkeeping entries to reflect such Collections on the Records pertaining to such Purchased Receivables; (iii) to apply or cause the Servicer to apply all such Collections as provided in this Agreement; (iv) not to amend or modify any term, with respect to the disposition of such Collections or any other amounts received by the Seller, the Originators or the Servicer or any Permitted Lockbox Bank, of this Agreement or any other agreement (including instructions with respect thereto) without the prior written consent of the Administrative Agent to such amendment or modification; provided that the Cometals Operating Division shall not be required to maintain a Permitted Lockbox or to comply with clause (i) above until the tenth day following the date on which the Seller or the Servicer receives notice from the Administrative Agent, a Buyer or a Managing Agent that a Potential Termination Event or other event which gives such party reasonable grounds for insecurity has occurred and the such party is requiring Cometals to commence to maintain a Permitted Lockbox and to comply with clause (i) above.

         6.09 Subservicing The Servicer may delegate its responsibilities for the servicing and administration of the Receivables and Collections of an Originator (other than the Company and its Operating Divisions) to such Originator; provided, that (i) the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof, and (ii) any applicable subservicing agreement provides that such subservicer may be removed as subservicer if it fails to perform its duties as subservicer or if any event occurs which materially and adversely affects the ability of such subservicer to perform its duties and obligations as subservicer. The Servicer will be responsible for any compensation paid to a subservicer. The appointment of any subservicer in respect of any Receivables shall not relieve the Servicer of its obligation to service and administer such Receivables and the Servicer shall be liable for the acts of each subservicer.

                                  Article VII

                              REPURCHASES BY SELLER

         7.01 Repurchases. If on the last day of a Settlement Period the Aggregate Net Investment shall be equal to or less than five percent (5%) of the Aggregate Net Investment on the Closing Date, the Seller shall be entitled on such last day to repurchase the Participation Interests from the Buyers upon at least ten (10) Business Days' prior written notice to the Buyers, the Managing Agents and the Administrative Agent.

         7.02 Repurchase Price. In the case of a repurchase by the Seller pursuant to Section 7.01 hereof, the Seller shall, on the date of such repurchase, pay to each Buyer, as the repurchase price thereof, an amount equal to the sum of (i) the Liberty Net Investment or the TRFCO Net Investment, as the case may be, as of such date, plus (ii) the Cost of Funds and Program Fee Amount accrued and owing as of such date, plus (iii) if the Servicer is not the Company or an Affiliate, the accrued Servicer's Compensation as of such date, plus (iv) all other amounts due to such Buyer hereunder, plus (v) any actual loss, cost or expense incurred by the Administrative Agent, the Managing Agents and the Buyers as the result of the repayment of the Liberty Net Investment or the TRFCO Net Investment, as the case may be, prior to the maturity date of any (a) loans made to Liberty or TRFCO, as the case may be, by third parties or

(b) commercial paper notes or short-term promissory notes issued by Liberty or TRFCO, as the case may be, in each case for the purpose of maintaining the Participation Interests. The Administrative Agent, the Managing Agents or the Buyers shall provide the Seller with prompt written notice of such actual loss, cost or expense, which notice shall provide the calculations used in determining the amount of such loss, cost or expense.

         7.03 Reassignment of Repurchased Receivables. Upon receipt of the purchase price of a Participation Interest pursuant to Section 7.02 hereof, each Buyer shall reassign to the Seller such Buyer's Participation Interest in the Purchased Receivables, without recourse, representation or warranty (except for the warranty that upon the reassignment to the Seller of such Buyer's Participation Interest in such Purchased Receivables, no Lien created by such Buyer will affect the Purchased Receivables).

         7.04 Obligations Not Affected. The obligations of the Seller to the Administrative Agent, the Managing Agents and the Buyers under this Article VII shall not be affected by any invalidity, illegality or irregularity of any Purchased Receivable, the related Contract or the sale thereof, except and to the extent that any such invalidity, illegality or irregularity is caused solely by the gross negligence or willful misconduct of the Administrative Agent, such Managing Agent or such Buyer.

                                  Article VIII

                         REPRESENTATIONS AND WARRANTIES

         8.01 General Representations and Warranties of the Seller. The Seller, in addition to its other representations and warranties contained herein or made pursuant hereto, hereby represents and warrants to the Administrative Agent, the Managing Agents and the Buyers, on and as of the date hereof, the Closing Date, each date on which the Liberty Net Investment or the TRFCO Net Investment is increased, and each date on which a Reinvestment is made, that:

      (a) Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Seller is duly qualified to do business as a foreign limited liability company in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities, or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its business, operations, properties or financial condition. All of the Seller's issued and outstanding stock is owned by the Company, free of any Liens, and has been fully paid and is nonassessable.

      (b) Authorization. The Seller has the power and authority to execute and deliver the Purchase Documents, to convey the Participation Interests to the Buyers, and to perform its obligations hereunder and thereunder.

      (c) Execution and Binding Effect. Each of the Purchase Documents has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws in effect from time to time affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. Upon the filing of the financing statements required under
Section 4.02(c) hereof, the Buyers' Participation Interests will be perfected under Article Nine of such Uniform Commercial Code, prior to and enforceable against all creditors of and purchasers from the Seller and all other Persons whatsoever.

      (d) Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Seller, advisable in connection with the execution and delivery of the Purchase Documents, the consummation of the transactions herein or therein contemplated or the performance of or the compliance with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof, or to ensure that each Buyer will have its Participation Interest in and to the Purchased Receivables perfected and prior to all other Liens (including competing ownership interests), other than the filing of financing statements under the Uniform Commercial Code in the jurisdictions required under Section 4.02(c) hereof.

      (e) Absence of Conflicts. Neither the execution and delivery of the Purchase Documents, nor the consummation of the transactions herein or therein contemplated, nor the performance of or the compliance with the terms and conditions hereof or thereof, will (i) violate any Law applicable to it or (ii) conflict with or result in a breach of or a default under (A) the operating agreement or certificate of formation of the Seller or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Seller is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound.

      (f) Location of Chief Executive Office, Jurisdiction of Incorporation, etc. As of the date hereof the Seller's Chief Executive Office is located at 6565 North MacArthur Boulevard, Irving, Texas and the Seller's jurisdiction of incorporation is the Sate of Delaware. The Seller has only the Affiliates identified in Exhibit C hereto, and has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy) within the past ten (10) years.

      (g) No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event.

      (h) Accurate and Complete Disclosure. No information, whether written or oral, furnished by the Seller to the Administrative Agent, a Managing Agent or a Buyer pursuant to or in connection with this Agreement, including such information in a Purchase Notice and any Settlement Statement, or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

      (i) No Proceedings. There are no proceedings or investigations pending or, to the Seller's best knowledge, threatened before any court, official body, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of the Purchase Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Purchase Documents, or (C) seeking any determination or ruling that could materially and adversely affect (i) the performance by the Seller or the Servicer of its obligations under this Agreement, or (ii) the validity or enforceability of the Purchase Documents, the Contracts or any material amount of the Receivables.

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

      (j) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

      (k) Litigation. No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof with respect to or affecting the Seller and no litigation, investigation or proceeding of the type referred to in Section 9.01(j) exists.

      (l) Margin Regulations. The use of all funds acquired by the Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X of the Board of Governors of the Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.

      (m) Not an Investment Company. The Seller is not, and will not become as a result of the transactions contemplated by the Purchase Documents, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         8.02 Representations and Warranties of the Seller With Respect to Each Sale of Receivables. By selling a Participation Interest in the Receivables Pool to a Buyer (including by Reinvestment), the Seller represents and warrants to the Administrative Agent, the Managing Agents and the Buyers as of the date of such sale or Reinvestment and as of each date on which the Liberty Net Investment or the TRFCO Net Investment is increased (in addition to its other representations and warranties contained herein or made pursuant hereto) that:

      (a) Account Balances; Purchase Notice. If such sale is on the Initial Closing Date, the Account Balances of the related Contracts for the Purchased Receivables are the respective amounts therefor set forth in the Purchase Notice, and all information set forth on such Purchase Notice is true and correct as of such Initial Closing Date.

      (b) Assignment. This Agreement vests in each Buyer all the right, title and interest of the Seller in and to the Purchased Receivables (to the extent of the Participation Interest acquired by such Buyer), and constitutes a valid sale thereof, enforceable against all creditors of and purchasers from the Seller.

      (c) No Liens. Each Purchased Receivable, together with the related Contract and all purchase orders and other agreements related to such Purchased Receivable, is owned by the Seller free and clear of any Lien, except as provided herein, and when a Buyer purchases a Participation Interest in such Purchased Receivables it shall have acquired and shall continue to have maintained an undivided percentage ownership interest to the extent of its Participation Interest in such Purchased Receivables and in the Collections with respect thereto free and clear of any Lien, except as provided herein.

      (d) Consideration. The Seller has either (i) purchased the receivables in exchange for payment (made by the Seller in accordance with the provisions of the Sale Agreement) in an amount which constitutes fair consideration and approximate market value for the Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm's-length transaction between unaffiliated parties or (ii) acquired the Receivables as a capital contribution in accordance with the provisions of the Sale Agreement. No such sale, and no such contribution, has been made for or on account of an antecedent debt owed to the Seller and no such sale or contribution is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

         8.03 Representations and Warranties of the Servicer. The Servicer represents and warrants (in the case of the initial Servicer, as of the date hereof, and in the case of any Servicer appointed thereafter pursuant to Article VI, as of the date of its acceptance of its appointment, and in each case as of the date of each Settlement Statement) as follows:

      (a) Organization and Qualification. The Servicer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Servicer is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its business, operations, properties or financial condition.

      (b) Authorization. The Servicer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (c) Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by the Servicer and constitutes a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws in effect from time to time affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (d) Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Servicer, advisable in connection with the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or the performance of or the compliance with the terms and conditions hereof by the Servicer, to ensure the legality, validity or enforceability hereof.

      (e) Absence of Conflicts. Neither the execution and delivery of this Agreement and the Sale Agreement, nor the consummation of the transactions herein and therein contemplated, nor the performance of or the compliance with the terms and conditions hereof by the Servicer, will (i) violate any Law or
(ii) conflict with or result in a breach of or a default under (A) the articles or certificate of incorporation or by-laws of the Servicer or (B) any agreement or instrument in any material respect, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Servicer is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound.

      (f) No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event.

      (g) Accurate and Complete Disclosure. No information, whether written or oral, furnished by the Servicer to the Administrative Agent, a Managing Agent or a Buyer pursuant to or in connection with this Agreement, including such information in any Settlement Statement, or any transaction contemplated hereby, including without limitation information regarding the Permitted Lockboxes and Permitted Lockbox Accounts, is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

      (h) No Proceedings. There are no proceedings or investigations pending or threatened before any court, official body, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of any of this Agreement (B) seeking to prevent the consummation of any of the transactions contemplated by any of this Agreement, or (C) seeking any determination or ruling that could materially and adversely affect (i) the performance by the Servicer of its obligations under this Agreement or (ii) the validity or enforceability of the Contracts or any material amount of the Receivables.

      (i) Not an Investment Company. The Servicer is not, and will not become as a result of the transactions contemplated by the Purchase Documents, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                   Article IX

                                    COVENANTS

         9.01 Affirmative Covenants of the Seller. In addition to its other covenants contained herein or made pursuant hereto, the Seller covenants to the Administrative Agent, the Managing Agents and the Buyers as follows:

      (a) Notice of Termination Event. Promptly upon becoming aware of any Termination Event or Potential Termination Event, the Seller shall give the Administrative Agent and the Managing Agents written notice thereof, together with a written statement of a Responsible Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Seller.

      (b) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Seller shall give the Administrative Agent and the Managing Agents written notice of any material adverse change in the business, operations or financial condition of the Seller which could affect adversely the collectibility of the Purchased Receivables or the ability to service the Purchased Receivables. In order to verify compliance with this Section 9.01(b), the Seller shall furnish the following to the Administrative Agent and the Managing Agents:

           (i) as soon as practicable and in any event within 45 days following the close of each fiscal quarter,

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

         excluding the last fiscal quarter, of each fiscal year of the Seller during the term of this Agreement, an unaudited consolidated balance sheet of the Seller as at the end of such quarter and unaudited consolidated statements of income and cash flows of the Seller for such quarter and for the fiscal year through such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, all in reasonable detail and certified by the principal financial officer of the Seller, subject to adjustments of the type which would occur as a result of a year-end audit, as having been prepared in accordance with GAAP; and

           (ii) as soon as practicable and in any event within 90 days after the close of each fiscal year of the Seller during the term of this Agreement, a consolidated balance sheet of the Seller as at the close of such fiscal year and consolidated statements of income and cash flows of the Seller for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified (with respect to the consolidated financial statements) by the principal financial officer of the Seller as having been prepared in accordance with GAAP.

      (c) Preservation of Existence. The Seller shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could materially adversely affect (i) the interests of the Administrative Agent, any Managing Agent or any Buyer hereunder or (ii) the ability of the Seller to perform its obligations hereunder.

      (d) Compliance with Laws. The Seller shall comply in all material respects with all Laws applicable to the Seller, its business and properties, and the Receivables.

      (e) Enforceability of Obligations. The Seller shall ensure that, with respect to each Purchased Receivable, the obligation of any related Obligor to pay the unpaid balance of such Purchased Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor, except (i) as otherwise permitted by

Section 6.06(b) hereof, (ii) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws which may be applied in the event of the bankruptcy or insolvency of such Obligor, and
(iii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

      (f) Books and Records. The Seller shall maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate Records evidencing the Purchased Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, Records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, Records adequate to permit the identification of all Collections and adjustments to each existing Purchased Receivable) at its Chief Executive Office, except as provided in Section 6.03 hereof.

      (g) Fulfillment of Obligations. The Seller will duly observe and perform, or cause to be observed or performed, all obligations and undertakings on its part to be observed and performed under or in connection with the Purchased Receivables, and will do nothing to impair the rights, title and interest of each Buyer in and to its Participation Interest in the Purchased Receivables.

      (h) Customer List. The Seller shall at all times maintain (or cause the Servicer to maintain) a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Purchased Receivables, including the name, address, telephone number and account number of each such Obligor. The Seller shall deliver or cause to be delivered a copy of such list to the Administrative Agent and each Managing Agent as soon as practicable following such party's request.

      (i)   Copies of Reports, Filings, Opinions, etc.

                  (1) Together with each Settlement Statement required to be delivered pursuant to Section 5.01, the Seller shall cause the Servicer to prepare and forward to the Administrative Agent and the Managing Agents (i) a report in substantially the form of Exhibit D hereto, relating to the Receivables Pool, as of the close of business on the last day of the Accounting Period most recently completed, and (ii) a listing by Obligor of all Purchased Receivables together with an aging of such Purchased Receivables as of the last day of the most recently completed Accounting Period.

                  (2) The Seller shall, upon request by the Administrative Agent, but not more often than annually, furnish to the Administrative Agent, each Managing Agent and each Buyer an opinion of counsel who shall be satisfactory to the Administrative Agent with respect to the perfection of the Buyers' right, title and interest in the Receivables Pool and all Collections with respect thereto against all Persons whomsoever.

                  (3) Simultaneously with the delivery of the Seller's annual financial statements pursuant to Section 9.01(b)(ii) for each fiscal year of the Seller commencing with the fiscal year ending in 2004, the Seller shall, at the Seller's expense, cause a firm of nationally recognized independent certified public accountants acceptable to the Administrative Agent (who may render other services to the Servicer or the Seller) to furnish a report (which report shall cover the twelve months ending on the last day of the Seller's fiscal year which is covered by such financial statements) to the Administrative Agent, the Managing Agents and the Buyers to the effect that they have applied certain procedures agreed upon with the Servicer and Administrative agent and examined certain documents and records relating to the servicing of the Receivables under this Agreement and as to the accounting firm's findings with regard to the procedures; provided that such examinations and reports may be combined with the examinations and reports required by Section 9.03(i)(3).

      (j) Litigation. As soon as possible, and in any event within five (5) Business Days of the Seller's knowledge thereof, the Seller shall give the Administrative Agent and the Managing Agents notice of (i) any litigation, investigation or proceeding to which the Seller is a party or which could have an adverse effect on the business, operations, property or financial condition of the Seller or impair the ability of the Seller to perform its obligations under this Agreement and (ii) any material adverse development in previously disclosed litigation.

      (k) Total Systems Failure. The Seller shall cause the Servicer to promptly notify the Administrative Agent and the

Managing Agents of any total systems failure and to advise such parties of the estimated time required to remedy such total systems failure and of the estimated date on which a Settlement Statement can be delivered. Until a total systems failure is remedied, the Seller shall cause the Servicer (i) to furnish to the Administrative Agent and the Managing Agents such periodic status reports and other information relating to such total systems failure as the Administrative Agent may reasonably request and (ii) to promptly notify the Administrative Agent and the Managing Agents if the Servicer believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, the action proposed to be taken in response thereto, and a revised estimate of the date on which a Settlement Statement can be delivered. The Seller shall cause the Servicer to promptly notify the Administrative Agent and the Managing Agents when a total systems failure has been remedied.

      (l) Notice of Relocation. The Seller shall give the Administrative Agent and the Managing Agents sixty (60) days' prior written notice of any relocation of its jurisdiction of incorporation. The Seller will at all times maintain its jurisdiction of organization within a jurisdiction in the United States in which Article Nine of the Uniform Commercial Code (1972 or later revision) is in effect.

      (m) Further Information. The Seller will furnish or cause to be furnished to the Administrative Agent, the Managing Agents and the Buyers such other information, as promptly as practicable, and in such form and detail, as any such party may reasonably request.

      (n) Treatment of Purchase. For accounting purposes, the Seller shall treat the Purchase and each Reinvestment made hereunder as a sale of an undivided participation interest in the Purchased Receivables. The Seller shall also maintain its records and books of account in a manner which clearly reflects the sale of the Participation Interests to the Buyers and the Buyers' Investment therein.

      (o) Administrative and Operating Procedures. The Seller shall maintain and implement administrative and operating procedures adequate to permit the identification of the Receivables Pool and all collections and adjustments attributable to each Receivables Pool.

      (p) Certificates of Title.

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                  (1) If any amount payable under or in connection with any
         Purchased Receivable shall be or become evidenced by any promissory note, chattel paper or other instrument, such note, chattel paper or instrument shall be duly endorsed in a manner satisfactory to the Administrative Agent and delivered to the Administrative Agent or its agent.

                  (2) The Seller shall deliver to the Administrative Agent any certificate of title or other evidence of ownership issued by the United States or any state or any political subdivision thereof relating to any chattel held as security for any amount payable under or in connection with any Purchased Receivable, with evidence of perfection of the security interest in such property noted thereon, if such notation is required under the laws of the jurisdiction in which such property is located in order to perfect a security interest in such property.

                  (3) If the Contract relating to any Purchased Receivable requires the related Obligor to maintain insurance upon the chattel security relating to such Contract, the Seller shall deliver to the Administrative Agent all documents or certificates relating to such insurance.

                  (4) The Seller shall deliver to the Administrative Agent any other document required by the terms of the related Contracts.

      (q) Acknowledgment of Servicer. If there is a Servicer other than the Seller, the Company or the Administrative Agent, the Seller shall deliver to the Administrative Agent and the Managing Agents a copy of the Successor Servicing Agreement together with an acknowledgment from the Servicer affirming that the Successor Servicing Agreement is in full force and effect.

      (r) Transfer of Receivables from the Company. Any Receivable transferred by an Originator to the Seller shall be transferred in accordance with the terms and conditions of the Sale Agreement.

      (s) Separate Existence. The Seller hereby acknowledges that the Buyers, the Managing Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement in reliance upon the Seller's

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

identity as a separate legal entity from the Originators or any Company Entity (as defined below). Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps including, without limitation, all steps that any Buyer, any Managing Agent or the Administration Agent may from time to time reasonably request, to maintain the Seller's identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Originators and any Affiliates (other than the Seller) thereof (each of the Originators and its Affiliates (other than the Seller) shall be referred to herein as a "Company Entity"), and not just a division of any Company Entity. Without limiting the generality of the foregoing and in addition to and consistent with the covenants set forth above, the Seller shall:

                  (i) require that all full-time employees of the Seller identify themselves as such and not as employees of any Company Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller's employees);

                  (ii) to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any Company Entity, allocate the compensation of such employee, consultant or agent between the Seller and such Company Entity on a basis which reflects the services rendered to the Seller and such Company Entity;

                  (iii) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and any Company Entity on a reasonable basis consistent with GAAP;

                  (iv) at all times on and after the Initial Closing Date have at least one director on its board of directors who is not, (A) a director, member, officer or employee of any Company Entity, (B) a person related to any officer, member, or director of any Company Entity, (C) a holder (directly or indirectly) of more than 5% of any voting securities of any Company Entity, or (D) a person related to a holder (directly or indirectly) of more than 5% of any voting securities of any Company Entity (the "Independent Director");

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

                  (v) ensure that all of its actions are duly authorized by vote of its board of directors (including the Independent Director) in accordance with its bylaws;

                  (vi) maintain the Seller's books and records separate from those of any Company Entity and in a location which is clearly identified (by signage or otherwise) as allocated solely to the Seller;

                  (vii) prepare its financial statements separately from those of other Company Entities;

                  (viii) except as herein specifically otherwise provided, not commingle funds or other assets of Seller with those of any other Company Entity and not maintain bank accounts or other depository accounts other than each Lockbox Account to which any Company Entity is an account party, into which any Company Entity makes deposits or from which any Company Entity has the power to make withdrawals;

                  (ix) be obligated to reimburse any Company Entity which pays any of the Seller's operating expenses; and

                  (x) not permit the Seller to be named as an insured on the insurance policy covering the property of any Company Entity, except and only to the extent that such policy also covers property of the Seller, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with the property of any Company Entity, proceeds are paid to the Seller.

      (t) Enforcement of Sale Agreement. The Seller shall enforce the obligations of the Originators and the Company under the Sale Agreement for the benefit of the Buyers, the Managing Agents and the Administrative Agent.

      (u) Compliance with ERISA. (1) The Seller shall comply in all material respects with the applicable provisions of ERISA and (2) furnish to the Administrative Agent and the Managing Agents (i) as soon as possible after, and in any event within thirty (30) days after any Responsible Officer of the Seller or any ERISA Affiliate either knows or has reason to know that, any Reportable Event has occurred and the aggregate unfunded vested benefits of the Seller and all ERISA Affiliates of the Seller exceed $50,000,000, (A) a copy of the notice of such event

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

required to be given to the PBGC or, if notice is not so required, a statement of an officer of the Seller having responsibility over its employee benefits (a "Benefits Officer") setting forth in reasonable detail the nature of such event and the action proposed to be taken with respect thereto and (B) in the event that a notice is required to be given to the PBGC, as soon as practicable after the reasonable request of the Buyer following receipt a copy of such notice, a statement of a Benefits Officer of the type described in (A) above, (ii) promptly after receipt thereof, a copy of any notice the Seller or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of
Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within ten (10) days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a copy of such notice, and, as soon as practicable after the reasonable request of the Administrative Agent, a Managing Agent or a Buyer, a statement of a Benefits Officer setting forth in reasonable detail the nature of such failure and the action proposed to be taken with respect thereto and (iv) promptly and in any event within thirty (30) days after receipt thereof by the Seller or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Seller or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $10,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

         9.02 Negative Covenants of the Seller. The Seller covenants that it will not, without the prior written consent of each Managing Agent:

      (a) Statementing for and Treatment of the Sales. Prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated hereby in any manner other than as a sale of the Participation Interests in the Purchased Receivables to the Buyers.

      (b) No Rescissions or Modifications. Rescind or cancel any Purchased Receivable or related Contract or modify any terms or provisions thereof, except in accordance with the

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Credit and Collection Policy or otherwise with the prior written consent of the
Administrative Agent.

      (c) No Liens. Cause any of the Purchased Receivables to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Participation Interests therein to the Buyers and the Liens created in connection with the transactions contemplated by this Agreement and the Program Support Agreements.

      (d) Mergers, Acquisitions. Be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person

      (e) No Changes. Change its name, identity, jurisdiction of organization or organizational structure in any manner which would, could or might make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Article Nine of the Uniform Commercial Code of any applicable jurisdiction or other applicable Laws unless it shall have given the Administrative Agent and the Managing Agents at least sixty (60) days' prior written notice thereof, or amend its certificate of incorporation, bylaws or limited liability company agreement.

      (f) Payment Instructions. Add any bank as a Permitted Lockbox Bank, terminate any bank listed on Exhibit F hereto as a Permitted Lockbox Bank, change any Lockbox Account listed on Exhibit F hereto, or make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Permitted Lockbox Bank, unless the Administrative Agent and the Managing Agents shall have received ten (10) Business Days' prior notice of such addition, termination or change and, with respect to the addition of any Permitted Lockbox Bank, a Lockbox Servicing Agreement executed by such Permitted Lockbox Bank shall have been delivered to the Administrative Agent and the Managing Agents.

      (g) Sales, etc. Sell, transfer, convey, assign or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables (other than pursuant hereto), or permit any subsidiary to do any of the foregoing.

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      (h) Permitted Debt. Incur any debt or other liability except for (a) debt of the Seller in favor of an Originator which is evidenced by a promissory note of the Seller containing the following terms: (i) a fixed date for the payment of principal and interest which date shall be no earlier than one year and one day after the date specified in Section 8.2 of the Sale Agreement; provided, that the note may be prepaid on any date no earlier than 91 days after the date specified in Section 8.2 of the Sale Agreement so long as sufficient funds remain in the Seller after such prepayment to provide for the payment of all of the Seller's fees and expenses anticipated to accrue through the maturity date;
(ii) the obligations under such promissory note shall be subordinated to all obligations of the Seller to the Administrative agent, the Managing Agents and the Buyers and no payments shall be made under such promissory note until all obligations to such parties have been satisfied in full, provided that payments (including prepayments) of principal and interest may be made if, after giving effect to such payment, no Termination Event or Potential Termination Event would occur or be continuing; and (iii) the obligations of the Seller under such promissory note shall not constitute a claim against the Seller in the event the Seller has insufficient funds to satisfy the obligation unless all obligations of the Seller to the Administrative agent, the Managing Agents and the Buyers have been paid in full and any period during which a trustee or receiver of the Seller or the Seller's assets could recover any payments made to the Administrative Agent, the Managing Agents and the Buyers hereunder has expired,
(b) obligations in connection with operating expenses arising in the ordinary course of its business and (c) any liability arising under this Agreement.

      (i) Other Agreements. Not enter into or be a party to any agreement or instrument other than agreements with the Company covering the lease of its offices, the allocation of its overhead and the provision for management expenses, agreements covering insurance, this Agreement, the Sale Agreement, or any other agreement referred to herein or contemplated hereby, amend, modify or waive any provision in any thereof, or give any approval or consent or permission provided for in any thereof without the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld); provided, however, that each such agreement shall contain an undertaking from each Person who enters into any such agreement with the Seller that such Person will not institute, or join with any other Person in instituting, against the Seller any proceeding of the type referred to in Section 12.19.

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

      (j) Other Business. Without the prior written consent of the Administrative Agent, not engage in any business or enterprise or enter into any transaction other than as contemplated by this Agreement and the Sale Agreement.

         9.03 Affirmative Covenants of the Servicer. In addition to its other covenants contained herein or made pursuant hereto, the Servicer covenants to the Administrative Agent, the Managing Agents and the Buyers as follows:

      (a) Notice of Termination Event. Promptly upon becoming aware of any Termination Event or Potential Termination Event, the Servicer shall give the Administrative Agent and the Managing Agents written notice thereof, together with a written statement of a Responsible Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Servicer.

      (b) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Servicer shall give the Administrative Agent and the Managing Agents written notice of any material adverse change in the business, operations or financial condition of the Servicer which could affect adversely the collectibility of the Purchased Receivables or the ability to service the Purchased Receivables. In order to verify compliance with this Section 9.01(b), the Servicer shall furnish the following to the Administrative Agent and the Managing Agents:

                  (i) as soon as practicable and in any event within 45 days following the close of each fiscal quarter, excluding the last fiscal quarter, of each fiscal year of the Servicer during the term of this Agreement, an unaudited consolidated balance sheet of the Servicer as at the end of such quarter and unaudited consolidated statements of income and cash flows of the Servicer for such quarter and for the fiscal year through such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, together with notes thereto as are required to be included therein in accordance with GAAP, all in reasonable detail and certified by the principal financial officer of the Servicer, subject to adjustments of the type which would occur as a result of a year-end audit, as having been prepared in accordance with GAAP; and

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

                  (ii) as soon as practicable and in any event within 90 days after the close of each fiscal year of the Servicer during the term of this Agreement, a consolidated balance sheet of the Servicer as at the close of such fiscal year and consolidated statements of income and cash flows of the Servicer for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified (with respect to the consolidated financial statements) by independent certified public accountants of recognized standing selected by the Servicer and satisfactory to the Administrative Agent, whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not satisfactory to the Administrative Agent.

      (c) Preservation of Corporate Existence. The Servicer shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could materially adversely affect (i) the interests of the Administrative Agent, a Managing Agent or a Buyer hereunder or (ii) the ability of the Servicer to perform its obligations hereunder.

      (d) Compliance with Laws. The Servicer shall comply in all material respects with all Laws applicable to the Servicer, its business and properties, and the Receivables.

      (e) Enforceability of Obligations. The Servicer shall ensure that, with respect to each Purchased Receivable, the obligation of any related Obligor to pay the unpaid balance of such Purchased Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor, except (i) as otherwise permitted by Section 6.06(b) hereof, (ii) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws which may be applied in the event of the bankruptcy or insolvency of such Obligor, and (iii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

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      (f) Books and Records. The Servicer shall maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate Records evidencing the Purchased Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, Records and other information reasonably necessary or advisable for the collection of all Purchased Receivables (including, without limitation, Records adequate to permit the identification of all Collections and adjustments to each existing Purchased Receivable) at its Chief Executive Office, except as provided in Section 6.03 hereof.

      (g) Fulfillment of Obligations. The Servicer will duly observe and perform, or cause to be observed or performed, all obligations and undertakings on its part to be observed and performed under or in connection with the Purchased Receivables, and will do nothing to impair the rights, title and interest of a Buyer in and to its Participation Interest in the Purchased Receivables.

      (h) Customer List. The Servicer shall at all times maintain a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Purchased Receivables, including the name, address, telephone number and account number of each such Obligor. The Servicer shall deliver or cause to be delivered a copy of such list to the Administrative Agent and the Managing Agents as soon as practicable following the such party's request.

      (i) Copies of Reports, Filings, Opinions, etc.

                  (1) Together with each Settlement Statement required to be delivered pursuant to Section 5.01, the Servicer shall prepare and forward to the Administrative Agent and the Managing Agents (i) a report in substantially the form of Exhibit D hereto, relating to the Receivables Pool, as of the close of business on the last day of the Accounting Period most recently completed, and (ii) a listing by Obligor of all Purchased Receivables together with an aging of such Purchased Receivables as of the last day of the most recently completed Accounting Period.

                  (2) The Servicer shall, upon request by the Administrative Agent, but not more often than annually, furnish to the Administrative Agent, each Managing Agent and each Buyer an opinion of counsel who shall be satisfactory to the Administrative Agent

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         with respect to the perfection of the Buyers' right, title and interest in the Receivables Pool and all Collections with respect thereto against all Persons whomsoever.

                  (3) Simultaneously with the delivery of the Servicer's annual financial statements pursuant to Section 9.03(b)(ii) for each fiscal year of the Servicer, commencing with the fiscal year ending in 2004, the Servicer shall, at the Servicer's expense, cause a firm of nationally recognized independent certified public accountants acceptable to the Administrative Agent (who may render other services to the Servicer or the Seller) to furnish a report (which report shall cover the twelve months ending on the last day of the Servicer's fiscal year which is covered by such financial statements) to the Administrative Agent, the Managing agents and the Buyers to the effect that they have applied certain procedures agreed upon with the Servicer and Administrative Agent and examined certain documents and records relating to the servicing of the Receivables under this Agreement and as to the accounting firm's findings with regard to the procedures; provided that such examinations and reports may be combined with the examinations and reports required by Section 9.01(i)(3).

      (j) Litigation. As soon as possible, and in any event within five (5) Business Days of the Servicer's knowledge thereof, the Servicer shall give the Administrative Agent and the Managing Agents written notice of (i) any litigation, investigation or proceeding, whether or not the Servicer is a party, which could have a material adverse effect on the business, operations, property or financial condition of the Servicer or impair the ability of the Servicer to perform its obligations under this Agreement and (ii) any material adverse development in previously disclosed litigation.

      (k) Total Systems Failure. The Servicer shall promptly notify the Administrative Agent and the Managing Agents of any total systems failure and to advise such parties of the estimated time required to remedy such total systems failure and of the estimated date on which a Settlement Statement can be delivered. Until a total systems failure is remedied, the Servicer shall (i) furnish to the Administrative Agent and the Managing Agents such periodic status reports and other information relating to such total systems failure as the

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Administrative Agent may reasonably request and (ii) promptly notify the
Administrative Agent and the Managing Agents if the Servicer believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, the action proposed to be taken in response thereto, and a revised estimate of the date on which a Settlement Statement can be delivered. The Servicer will promptly notify the Administrative Agent and the Managing Agents when a total systems failure has been remedied.

      (l) Notice of Relocation. The Servicer shall give the Administrative Agent and the Managing Agents sixty (60) days' prior written notice of any reincorporation in another jurisdiction. The Servicer will at all times maintain its jurisdiction of incorporation within a jurisdiction in the United States in which Article Nine of the Uniform Commercial Code (1972 or later revision) is in effect.

      (m) Further Information. The Servicer will furnish or cause to be furnished to the Administrative Agent, the Managing Agents and the Buyers such other information, as promptly as practicable, and in such form and detail, as the Administrative Agent may reasonably request.

      (n) Administrative and Operating Procedures. The Servicer shall maintain and implement administrative and operating procedures adequate to permit the identification of the Receivables Pool and all collections and adjustments attributable to each Receivables Pool.

      (o) Certificates of Title.

                  (1) If any amount payable under or in connection with any Purchased Receivable shall be or become evidenced by any promissory note, chattel paper or other instrument, such note, chattel paper or instrument shall be duly endorsed in a manner satisfactory to the Administrative Agent and delivered to the Administrative or its agent.

                  (2) The Servicer shall deliver to the Administrative Agent any certificate of title or other evidence of ownership issued by the United States or any state or any political subdivision thereof relating to any chattel held as security for any amount payable under or in connection with any Purchased Receivable, with evidence of perfection of

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         the security interest in such property noted thereon, if such notation is required under the laws of the jurisdiction in which such property is located in order to perfect a security interest in such property.

                  (3) If the Contract relating to any Purchased Receivable requires the related Obligor to maintain insurance upon the chattel security relating to such Contract, the Servicer shall deliver to the Administrative Agent all documents or certificates relating to such insurance.

                  (4) The Servicer shall deliver to the Administrative Agent any other document required by the terms of the related Contracts.

      (p) Compliance with Sale Agreement. The Servicer shall, and shall cause each other Originator to, comply with its obligations under the Sale Agreement for the benefit of the Administrative Agent, the Managing Agents and the Buyers.

      (q) Notice of Ratings Changes. The Servicer shall give the Administrative Agent and the Managing Agents prompt notice of any change from time to time (including any credit watch or warning with respect thereto) in the ratings from S&P or Moody's of the Servicer's long term unsecured debt.

         9.04 Negative Covenants of the Servicer. The Servicer covenants that it will not, without the prior written consent of the Administrative Agent:

      (a) No Rescissions or Modifications. Rescind or cancel any Purchased Receivable or related Contract or modify any terms or provisions thereof, except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Administrative Agent.

      (b) No Liens. Cause any of the Purchased Receivables to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Participation Interests therein to the Buyers and the Liens created in connection with the transactions contemplated by this Agreement.

      (c) No Changes. Change its name, identity, jurisdiction of incorporation or corporate structure in any manner which would, could or might make any financing statement or continuation statement filed in connection with this Agreement or the Sale Agreement or the transactions contemplated hereby or

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thereby seriously misleading within the meaning of Article Nine of the Uniform
Commercial Code of any applicable jurisdiction or other applicable Laws unless it shall have given the Administrative Agent and the Managing Agents at least sixty (60) days' prior written notice thereof.

      (d) Interest Coverage Ratio. Permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at any time.

      (e) Debt to Capitalization Ratio. Permit the Debt to Capitalization Ratio to be greater than 0.55 to 1.00 at any time.

                                   Article X

                                   TERMINATION

         10.01 Termination Events. A "Termination Event" shall mean the occurrence and continuance of one or more of the following events or conditions: (a) either the Seller or Servicer, as the case may be, shall fail to remit or fail to cause to be remitted to the Administrative Agent, a Managing Agent or a Buyer on any Settlement Date any Collections or other amounts required to be remitted to the Administrative Agent, such Managing Agent or such Buyer, on such Settlement Date; or

         (b) the Seller or any Originator shall fail to deposit or pay, or fail to cause to be deposited or paid, when due any other amount due hereunder or under the Sale Agreement; or

         (c) any representation, warranty, certification or statement made by the Seller or any Originator under this Agreement or in any agreement, certificate, report, appendix, schedule or document furnished by or on behalf of the Seller or any Originator to the Administrative Agent, a Managing Agent or a Buyer pursuant to or in connection with this Agreement (including, without limitation, the Sale Agreement) shall prove to have been false or misleading in any respect material to this Agreement or the transactions contemplated hereby as of the time made or deemed made (including by omission of

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

                  material information necessary to make such representation, warranty, certification or statement not misleading) and, if remediable, shall remain false or misleading in any material respect for ten (10) Business Days after the earlier of (i) notice to the Seller or the Servicer thereof and (ii) discovery by the Seller or the Servicer thereof; or

         (d) the Seller, any Originator or the Servicer shall fail to obtain the prior consent of the Administrative Agent, a Managing Agent or a Buyer to any action or provision as to which such consent is required by the terms of this Agreement or the Sale Agreement; or

         (e) the Seller, any Originator or the Servicer shall default or fail in the performance or observance of any other covenant, agreement or duty applicable to it contained herein or in the Sale Agreement (other than those covenants set forth in clauses (d) and (e) of Section 9.04 of this Agreement) and such default or failure shall continue for twenty (20) days after either (i) any Responsible Officer of the Seller or such Originator becomes aware thereof or (ii) written notice thereof to the Seller by the Administrative Agent; or

         (f) the Servicer shall default or fail in the performance or observance of clauses (d) or (e) of Section 9.04 of this Agreement and such default or failure shall continue for thirty (30) days after either (i) any Responsible Officer of the Servicer becomes aware thereof or (ii) written notice thereof to the Servicer by the Administrative Agent; or

         (g) a default shall have occurred and be continuing following the expiration of any applicable grace period under any instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money of, or guaranteed by, the Seller, any Originator or any Affiliate thereof, and in an amount equal to or in excess of $10,000,000 in the case of any Originator or any Affiliate thereof other than the Seller, which default would permit

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

                  acceleration of the maturity of such indebtedness; or

         (h) a Permitted Lockbox Bank shall default or fail in the performance or observance of any agreement or duty applicable to it under the Lockbox Servicing Agreement executed by it and such default or failure shall continue for three (3) Business Days after notice thereof to such Permitted Lockbox Bank and within such period another Permitted Lockbox with another Permitted Lockbox Bank is not established by the Seller, if so requested by the Administrative Agent; or

         (i) litigation (including, without limitation, derivative actions), arbitration, governmental proceedings or actions pursuant to or brought to enforce any Law is pending against the Seller, any Originator or any Affiliate thereof which in the reasonable opinion of each Managing Agent is likely to (i) impair the ability of the Seller to perform its obligations under this Agreement or the Sale Agreement, or (ii) materially adversely affect the financial position or business of the Originator or impair the ability of the Originator to perform its obligations under this Agreement, the Sale Agreement or the Company's Consent; or

         (j) there shall have occurred any event which materially adversely affects the collectibility of a material amount of the Purchased Receivables or there shall have occurred any other event which materially adversely affects the ability of the Servicer to collect the Purchased Receivables or the ability of the Servicer to perform hereunder; or

         (k) an Event of Bankruptcy shall occur with respect to (i) the Seller or any Originator, or (ii) one or more Affiliates of the Seller or any Originator which could have a material adverse effect on the business, financial condition or operations of the Seller or such Originator and, in the case of an involuntary proceeding, such proceeding shall continue undismissed for sixty (60) days or a final order or decree shall be entered; or

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         (l)      a Buyer or the Receivables Pool shall be deemed to have become an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or

         (m) the average Rate of Collections for any three consecutive Accounting Periods shall be less than 50%; or

         (n) the Sale Agreement ceases to be in full force and effect, or ceases to evidence the transfer by the Originators to the Seller of all Receivables; or

         (o) the ability of the Seller to transfer undivided interests in the Receivables hereunder or the ability of the Company to transfer Receivables under the Sale Agreement shall have been adversely affected by any action of a regulatory authority having jurisdiction over the Seller or any Originator, as the case may be; or

         (p) (1) this Agreement shall for any reason cease to evidence the transfer to each Buyer (or its assignees or transferees) of legal and equitable right, title and interest to, and ownership of, an undivided percentage ownership interest in the Purchased Receivables and Collections with respect thereto to the extent of its Participation Interest, or (2) if this Agreement shall not evidence the transfer of an undivided percentage ownership interest as described in clause (1) above, this Agreement shall for any reason not create a valid and perfected first priority security interest (as defined in the UCC) in favor of the Administrative Agent in the Purchased Receivables and Collections with respect thereto;

         (q) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting capital stock of the Company having the power (without the occurrence of a contingency) to elect the Board of Directors of the Company; or (ii) as of any date, a majority of the Board of Directors of

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                  the Company consists of individuals who were not either (A)
                  directors of the Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) and individuals described in clause (B);

         (r) the average Default Ratio for any three consecutive Accounting Periods is greater than 3%; or

         (s) the average Dilution Ratio for any three consecutive Accounting Periods is greater than 5%.

         10.02 Consequences of a Termination Event.

      (a) If a Termination Event specified in Section 10.01 hereof shall occur and be continuing, the Administrative Agent shall, if directed to do so by each Managing Agent, by notice to the Seller, terminate each Buyer's obligations to purchase the Participation Interests or make Reinvestments hereunder; provided, that in the case of a Termination Event under Section 10.01(k), such obligation of the Buyers hereunder shall be automatically terminated without any action on the part of the Administrative Agent. Any such termination shall reduce the Aggregate Maximum Net Investment in effect from time to time thereafter to the amount of the Aggregate Net Investment at such time and as a result shall reduce the amount of the Liberty Maximum Net Investment and the TRFCO Maximum Net Investment in effect from time to time thereafter to the amount of the Liberty Net Investment or the TRFCO Net Investment, as applicable, at such time.

      (b) Upon any termination of the Buyers' obligation to purchase the Participation Interests and to make Reinvestments pursuant to this Section 10.02, the Administrative Agent, the Managing Agents and the Buyers shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the Uniform Commercial Code of the applicable jurisdiction and under other applicable Laws, which rights shall be cumulative.

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      (c) The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to the Seller within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code (11 U.S.C.
Section 365(e)(2)(B)) (or any amended or successor provision thereof or any amended or successor code).

                                   Article XI

                              ADMINISTRATIVE AGENT

         11.01 Authorization and Action. Each Buyer hereby designates and appoints Mellon Bank to act as Administrative Agent hereunder and under each other Purchase Document, and authorizes the Administrative Agent to take such actions as the Administrative Agent, on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Purchase Documents together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Purchase Document, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Purchase Document or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder and under the other Purchase Documents, (i) the Administrative Agent shall act solely as agent for the Managing Agents and the Buyers, and (ii) the Administrative Agent shall not be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of their successors or assigns. The Administrative Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement, any other Purchase Document or applicable law. The appointment and authority of the Administrative Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Net Investment and the payment of all other obligations under this Agreement and the Expiration Date has occurred. The Administrative Agent will consult with each Managing Agent and each Buyer with respect to any notices that may be given, or any determinations that may be made, or any other actions that may be taken by the Administrative Agent in accordance with the provisions hereof, and the Administrative Agent shall in all cases act or refrain from acting in accordance with the joint instructions of the Managing Agents and the Buyers as required pursuant to the terms of this Agreement, except as otherwise

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expressly provided in this Article XI and this Agreement. In addition, the
Administrative Agent hereby agrees to forward to a Buyer and its related Managing Agent all reports, notices and other information received from the Seller or the Servicer in accordance with the provisions of this Agreement to the extent there is no indication that such report, notice or information was sent directly to such Buyer and its related Managing Agent, unless such report, notice or information relates solely to TRFCO in the case of Liberty or Liberty in the case of TRFCO.

         11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         11.03 Exculpatory Provisions. None of the Administrative Agent or any of its directors, officers, agents or employees shall be (i) liable to the Buyers or the Managing Agents for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Buyers or Managing Agents for any recitals, statements, representations or warranties made by the Seller or the Servicer contained in this Agreement, any other Purchase Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Purchase Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Purchase Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Administrative Agent shall be under no obligation to any Buyer or Managing Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Purchase Document, or to inspect the properties, books or records of the Seller or the Servicer. The Administrative Agent shall not be deemed to have knowledge of any Termination Event unless it has received notice from the Seller.

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         11.04 Reliance by Administrative Agent. The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other related document unless it shall first receive such advice or concurrence of the Managing Agents or the Buyers, as applicable, as it deems appropriate and it shall first be indemnified to its satisfaction by the Buyers, provided that unless and until the Administrative Agent shall have received such advice or unless each Buyer or Managing Agent, as applicable, shall have directed the Administrative Agent to take or refrain from taking any action, the Administrative Agent may take or refrain from taking any action, as it shall deem advisable and in the best interests of the Managing Agents and the Buyers. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Buyers or the Managing Agents, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Buyers.

         11.05 Non-Reliance on Managing Agents and Buyers. Each Buyer expressly acknowledges that none of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Seller or the Servicer, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Buyer and each Managing Agent represents and warrants to the Administrative Agent that it has and will, independently and without reliance upon the Administrative Agent, any other Managing Agent or any other Buyer and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement, the other Purchase Documents and all other documents related hereto or thereto, and it will make its own decisions with respect to renewals, extensions and terminations in respect

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of this Agreement and the relevant Liquidity Agreements and Program Support
Agreements.

         11.06 Reimbursement and Indemnification. Each Managing Agent agrees to reimburse and indemnify the Administrative Agent, and its officers, directors, employees, representatives and agents ratably according to the Pro Rata Portion, to the extent not paid or reimbursed by the Seller or the Servicer (i) for any amounts for which the Administrative Agent, in its capacity as Administrative Agent, is entitled to reimbursement by the Seller or the Servicer hereunder and
(ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent, and acting on behalf of the Buyers and the Managing Agents, in connection with the administration and enforcement of this Agreement and the other related documents.

         11.07 Successor Administrative Agent. The Administrative Agent may, upon ten (10) days' notice to the Seller, the Buyers and the Managing Agents, or upon TRFCO becoming a Terminating Buyer, resign as Administrative Agent. If the Administrative Agent shall resign, then the Buyers, (other than a Terminating Buyer), during such ten day period shall appoint a successor Administrative Agent. If for any reason no successor Administrative Agent is appointed by the Buyers during such ten day period, then effective upon the termination of such ten day period, the Buyers (other than a Terminating Buyer) shall perform all of the duties of the Administrative Agent hereunder and under the other relevant documents. After the effectiveness of any retiring Administrative Agent's resignation hereunder, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other relevant documents and the provisions of this Article XI and Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and under the other relevant documents.

                                  Article XII

                                  MISCELLANEOUS

         12.01 Expenses. The Company agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Administrative Agent, each Managing Agent and each Buyer harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys', accountant's and other third parties'

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fees and expenses, any filing fees, stamp taxes, expenses of litigation or preparation therefor, audit expenses and expenses incurred by officers or employees of the Administrative Agent, such Managing Agent and such Buyer, but excluding salaries and similar overhead costs of the such parties which are incurred notwithstanding the execution and performance of this Agreement) incurred by or on behalf of the Administrative agent, such Managing Agent and such Buyer from time to time (a) arising in connection with the development, audit, delivery, collection, preparation, printing, execution, performance, administration and interpretation of the Purchase Documents, or transactions undertaken, pursuant to or in connection herewith or therewith (including, without limitation, the perfection or protection of a Buyer's Participation Interest in the Purchased Receivables), (b) relating to any amendments, waivers or consents to the Purchase Documents requested by the Seller or the Company,
(c) arising in connection with the Administrative Agent's, a Managing Agent's or a Buyer's or their agent's enforcement or preservation of rights under the Purchase Documents, or (d) arising in connection with any litigation or preparation for litigation involving the Purchase Documents, which, including all amounts payable under Section 12.03, shall be referred to in this Agreement as "Transaction Costs".

         12.02 Payments. All payments to be made to the Administrative Agent, the Managing Agents or the Buyers hereunder shall be payable at 11:00 a.m., New York time, on the day when due, at the Administrative Agent's, each such Managing Agent's or each such Buyer's Office in Dollars in immediately available funds. To the extent permitted by Law, any amounts due from the Seller hereunder which are not paid when due shall bear interest for each day from the day due until paid, payable on demand, at a rate per annum equal to two percent (2.00%) above the applicable Reference Rate.

         12.03 Indemnity for Taxes, Reserves and Expenses. If after the date hereof, the adoption of any Law or guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Official Body (whether or not having the force of Law):

         (a) subjects an Affected Party to any tax or changes the basis of taxation with respect to the Purchase Documents, the Participation Interests, the Purchased Receivables or payments of amounts due hereunder or under

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     the Purchased Receivables (including, without limitation, any sales, gross receipts, general corporate, personal property, privilege or license taxes (unless such tax results solely from the failure to file or keep current any certification or documentation required to qualify for any exemption from or reduction of any such tax to which such Affected Party would otherwise be entitled), and including claims, losses and liabilities arising from any failure to pay or delay in paying any such tax (unless such failure or delay results solely from such Affected Party's gross negligence or willful misconduct), but excluding Income Taxes incurred by such Affected Party arising out of or as a result of this Agreement or the ownership of the Participation Interest or in respect of any Receivable), or

         (b) imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, an Affected Party, or

         (c) shall change the amount of capital maintained or requested or directed to be maintained by an Affected Party, or

         (d) imposes upon an Affected Party any other condition or expense (including, without limitation, (i) loss of margin and (ii) reasonable attorneys' fees and expenses, expenses incurred by officers or employees of the Administrative Agent's credit recovery group (or any successor thereto) and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to the Purchase Documents, the Participation Interest, the Purchased Receivables or the purchase, maintenance or funding of the purchase of the Participation Interest in any Receivables by an Affected Party,

and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, reduce the rate of return on capital, or impose any expense (including loss of margin) upon, an Affected Party with respect to this Agreement, the obligations hereunder or the funding of purchases hereunder, the Administrative Agent, any Managing Agent or any Buyer may notify the Seller of the amount of such increase, reduction, or imposition in writing within 180 days of the later of the event giving rise to such increased costs or the Administrative Agent's, such Managing Agent's or such Buyer's knowledge

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thereof, and shall provide the Seller with a certificate which identifies the factual basis for such increase, reduction or imposition, the amount or amounts that the Administrative Agent, such Managing Agent or such Buyer has reasonably determined will compensate it hereunder, and the manner in which such amount or amounts have been calculated, and the Seller shall pay to the applicable party the amount so notified to the Seller by such party (which determination shall be conclusive) necessary to compensate such party for such increase, reduction or imposition; provided, that the Seller and any other persons who from time to time sell receivables or interests therein to the Buyers ("Other Sellers") each shall be liable for such amount ratably in accordance with the usage under their respective facilities; provided, further, that (i) if any portion of such amount is attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such portion, and (ii) if any portion of such amount is attributable to any Other Seller and not attributable to the Seller in any way, the Seller shall not be liable for any of such portion. The Administrative Agent's determination with respect to the allocation of such amounts among the Seller and Other Sellers shall be binding on the Seller. Such amounts shall be due and payable by the Seller to such Affected Party ten (10) Business Days after such notice is given.

         12.04 Indemnity.

      (a) The Seller agrees to indemnify, defend and save harmless the Administrative Agent, each Managing Agent, each Buyer, their respective directors, officers, shareholders, employees, agents and each legal entity, if any, who controls the Administrative agent, such Managing Agent or such Buyer (each, an "Indemnified Party"), forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses, expenses incurred by their respective credit recovery groups (or any successors thereto) and expenses of settlement, litigation or preparation therefor) which the Administrative Agent, such Managing Agent or such Buyer may incur or which may be asserted against the Administrative Agent, such Managing Agent or such Buyer by any Person (including, without limitation, any Originator or any Obligor or any other Person whether on its own behalf or derivatively on behalf of the Seller) (all of the foregoing being collectively referred to as "Losses"), INCLUDING ANY LOSSES ARISING OR RESULTING FROM NEGLIGENCE ON THE PART OF AN INDEMNIFIED PARTY, but excluding, (a) Losses to the extent

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resulting from the gross negligence or willful misconduct on the part of such
Indemnified Party, (b) recourse (except as otherwise provided in this Agreement) for Defaulted Receivables, (c) any Losses with respect to any tax, reserve, capital charge or expense related thereto (indemnification with respect to such Losses being provided as and to the extent provided in Section 12.03), or (d) Losses to the extent that such Losses resulted from an act or omission of the Servicer, if the Servicer is not the Company or an Affiliate of the Company arising from or incurred in connection with (i) any breach of a representation, warranty or covenant by the Seller or any Originator made or deemed made hereunder or in connection herewith or the transactions contemplated herewith, or (ii) any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, on tort, on contract or otherwise, before any local, state or federal court, arbitrator or administrative, governmental or regulatory body, which arises out of or relates to the Purchase Documents, a Participation Interest in the Purchased Receivables or related Contracts, or the use of the proceeds of the sale of a Participation Interest in the Receivables pursuant hereto or the transactions contemplated hereby (all Losses, after giving effect to the limitations set forth in clauses (a) through (d) above, being hereinafter referred to as "Indemnified Amounts").

      (b) Without limitation of the generality of Section 12.04(a), the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

           (i) the creation of a Participation Interest in any Purchased Receivable which is not at the date of the creation of such Participation Interest an Eligible Receivable;

           (ii) reliance on any representation or warranty made or deemed made by the Seller or any Originator (or any of its respective Responsible Officers) or any statement made by any Responsible Officer of the Seller or any Originator under or in connection with this Agreement which shall have been incorrect in any material respect when made;

         (iii) the failure by the Seller or any Originator to comply with any applicable law, rule or regulation;

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           (iv) the failure to vest in a Buyer an undivided percentage interest, to the extent of its Participation Interest, in the Purchased Receivables and Collections in respect thereof, free and clear of any Lien;

           (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable law with respect to the assignment of the Participation Interest(s);

          (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Purchased Receivable (including, without limitation, a defense based on such Purchased Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Purchased Receivable or the furnishing or failure to furnish such merchandise or services;

         (vii) any failure of the Seller or any Originator to perform its duties or obligations in accordance with the provisions of this Agreement; or

         (viii) any products liability claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract.

      (c) Promptly upon receipt by any Indemnified Party hereunder of notice of the commencement of any suit, action, claim, proceeding or governmental investigation (an "Action"), such Indemnified Party shall, if a claim in respect thereof is to be made against the Seller hereunder, notify the Seller in writing of the commencement thereof. The Seller may participate in the defense of any such Action at its expense, and no settlement thereof shall be made without the approval of the Seller and the Indemnified Party. The approval of the Seller will not be unreasonably withheld or delayed. In case any Action shall be brought against any Indemnified Party, the Seller shall be entitled to participate in and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to the Indemnified Party, and after notice from the Seller to such Indemnified Party of its election so to assume

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the defense thereof, the Seller shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such Action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Seller and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or
(ii) the named parties to any such Action (including any impleaded parties) include both the Seller and such Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Seller shall not, in conjunction with any Action or related Actions in the same jurisdiction, be liable for the fees and expenses of more than one separate firm in addition to any local counsel for all such Indemnified Parties, unless (i) the Seller and such Indemnified Parties shall have mutually agreed in writing to the retention of separate counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Parties and representation of such Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and that all such fees and expenses shall be reimbursed as they are incurred.

      (d) The indemnity contained in this Section 12.04 shall survive the termination of this Agreement.

         12.05 Terminating Buyers; Non-Renewal.

      (a) Each Buyer or its related Managing Agent hereby agrees to deliver to the Administrative Agent and the Seller not less than sixty (60) days prior written notice of the occurrence of any Liquidity Termination Date. Each Buyer which has declined to renew its commitment hereunder is a "Terminating Buyer".

      (b) If, as a result of the occurrence of (i) a Liquidity Termination Date,
(ii) an Expiration Date, or (iii) a Termination Event in respect of which the Administrative Agent has not exercised its remedies under Section 10.02 but a Buyer determines that it no longer wishes to purchase undivided ownership interests hereunder and has provided written notice to the Seller regarding such decision, then such Buyer shall thereafter cease to purchase undivided ownership interests hereunder. Upon such an event, the Buyer's Allocation of Collections allocated to such Buyer will be applied (after

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payment of the Cost of Funds and Program Fee Amount related thereto) to reduce that Buyer's portion of the Aggregate Net Investment and there will no longer be Reinvestments for that Buyer; provided, that in such an event the Buyer's Allocation for such Buyer shall remain fixed (subject to recalculation if a Liquidation Day subsequently occurs) at the level of its Buyer's Allocation as determined on the first Business Day preceding the occurrence of (i), (ii) or
(iii) above, as the case may be. As a result of any non-renewal of a Buyer's Liquidity Agreement or the failure to extend the Expiration Date by a Buyer, the Aggregate Maximum Net Investment and the Aggregate Net Investment will be reduced by the amounts paid to the Buyer out of Collections. For the avoidance of doubt, upon any such event, another Buyer may, but is under no obligation to, amend this Agreement pursuant to the terms herein to increase its portion of the Aggregate Maximum Net Investment and the Aggregate Net Investment to reflect the amounts by which they would otherwise be reduced pursuant to this Section 12.05.

         12.06 Holidays. Except as may be provided in this Agreement to the contrary, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due the next following Business Day.

         12.07 Records. All amounts calculated or due hereunder shall be determined from the records of the Administrative Agent, the Managing Agents and the Buyers, which determinations shall be conclusive absent manifest error.

         12.08 Amendments and Waivers. The Administrative Agent, the Managing Agents, the Buyers, the Company and the Seller may from time to time enter into agreements amending, modifying or supplementing this Agreement, and the Administrative Agent, the Managing Agents and the Buyers, in their sole discretion, may from time to time grant waivers of the provisions of this Agreement or consents to a departure from the due performance of the obligations of the Seller or any Originator under this Agreement; provided however, that no material amendment shall become effective unless the rating agencies then rating the commercial paper notes of Liberty shall have confirmed that the ratings of such commercial paper notes will not be reduced or withdrawn as a result of such amendment. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. Any waiver of any provision hereof, and any consent to a departure by the Seller from any of the terms of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given and if such

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amendment, waiver or departure would have a material adverse effect on the rights or obligations of the Administrative Agent, any Managing Agent, any Buyer or any Affected Party, such amendment, departure or waiver shall not be effective until consented to by the Administrative Agent, such Managing Agent, such Buyer or such Affected Party.

         12.09 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent, a Managing Agent or a Buyer in exercising any right, power or privilege under the Purchase Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Managing Agents and the Buyers under the Purchase Documents are cumulative and not exclusive of any rights or remedies which such party would otherwise have.

         12.10 No Discharge. The obligations of the Seller and the Originators under the Purchase Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Purchase Documents or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by the Administrative Agent, a Managing Agent or a Buyer of any balance of any deposit account or credit on its books in favor of the Seller or an Originator or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of the Seller or an Originator as a matter of Law.

         12.11 Notices. All notices under Section 10.02 hereof shall be given to the Seller by telephone (confirmed by first-class mail) or facsimile, (which shall be effective when given by telephone or sent by facsimile) or by first-class mail, express mail or courier (which shall be effective when deposited in the mail or delivered to the courier), in all cases with charges prepaid. All other notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement shall be in writing (including telexed or facsimile communication) unless otherwise expressly permitted hereunder and shall be sent by first-class

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mail, express mail, or by facsimile, in all cases with charges prepaid, and any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the address stated on the signature page hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto.

         12.12 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         12.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING ITS CONFLICT OF LAWS RULES. The Seller hereby consents to the jurisdiction of the courts of the State of New York and the courts of the United States located in the State of New York for the purpose of adjudicating any claim or controversy arising in connection with this Agreement, and for such purpose, to the extent it may lawfully do so, waives any objection to such jurisdiction or to venue therein.

         12.14 Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

         12.15 Survival. All representations and warranties of the Seller and the Originators contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent, a Managing Agent or a Buyer, the purchase, repurchase or payment of a Participation Interest in any Purchased Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 12.08 hereof). All obligations of the Seller to make payments to, or to indemnify, the Administrative Agent, the Managing Agents or the Buyers or to repurchase the Participation Interests in the Purchased Receivables from the Buyers shall survive the payment of all Purchased Receivables, the termination of the Purchase Obligation and the termination of all other obligations of the Seller hereunder and shall not be affected by reason of an invalidity, illegality or irregularity of any Purchased Receivable. The covenants and

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agreements contained in or given pursuant to this Agreement (including, without limitation, those contained in Article IX) shall continue in full force and effect until the termination of the Purchase Obligation, liquidation of the Participation Interests in the Purchased Receivables and discharge of all other obligations of the Seller and the Originators hereunder.

         12.16 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         12.17 Set-Off. In case a Termination Event shall occur and be continuing, each Buyer and its related Managing Agent and, to the fullest extent permitted by Law, the holder of any assignment of such Buyer's rights hereunder (including without limitation each Affected Party), shall each have the right, in addition to all other rights and remedies available to it, without notice to the Seller, to set-off against and to appropriate and apply to any amount owing by the Seller hereunder which has become due and payable, any debt owing to, and any other funds held in any manner for the account of, the Seller by a Buyer or its related Managing Agent or by any holder of any assignment, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Seller with a Buyer or its related Managing Agent or any holder of any assignment. Such right shall exist whether or not such debt owing to, or funds held for the account of, the Seller is or are matured other than by operation of this Section 12.17 and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to a Buyer, its related Managing Agent or any holder. Nothing in this Agreement shall be deemed a waiver or prohibition or restriction of the Buyers', each of the related Managing Agent's or any holder's rights of set-off or other rights under applicable Law.

         12.18 Time of Essence. Time is of the essence in this Agreement.

         12.19 Payments Set Aside. To the extent that the Seller, any Originator or any Obligor makes a payment to the Administrative Agent, a Managing Agent or a Buyer or the Administrative Agent, a Managing Agent or a Buyer exercises its rights of set-off and such payment or set-off or any part

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thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Seller, such Originator, such Obligor, a trustee, a receiver or any other Person under any Law, including, without limitation, any bankruptcy law, any state or federal law, common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this
Section 12.19 shall survive the termination of this Agreement.

         12.20 No Petition. Each of the Seller and each Originator agrees that it will not institute against, or join any other Person in instituting against, any Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 12.20 shall survive the termination of this Agreement.

         12.21 No Recourse. The obligations of the Administrative Agent, the Managing Agents and the Buyers under this Agreement are solely the corporate obligations of each such entity. No recourse shall be had for the payment of any amount owing in respect to this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against GSS, against any stockholder, employee, officer, director or incorporator of the Administrative Agent, the Managing Agents or the Buyers or any stockholder, employee, officer, director, incorporator or affiliate thereof. For purposes of this paragraph, the term "GSS" shall mean and include Global Securitization Services, LLC and all Affiliates thereof and any employee, officer, director, incorporator, shareholder or beneficial owner of any of them; provided, however, that neither Buyer shall be considered to be an affiliate of GSS.

         12.22 Tax Treatment. It is the intention of the parties hereto that for the purposes of all taxes, the transactions contemplated hereby shall be treated as a loan by each Buyer to the Seller secured by the Receivables (the "Intended Characterization"). Each party hereby agrees that it will report such transactions for the purposes of all taxes, and otherwise will act for the purposes of all taxes, in a manner consistent with the Intended Characterization.

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         12.23 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties hereto; provided that no Buyer shall be prohibited from making any assignment contemplated in or permitted by a Liquidity Agreement or a Program Support Agreement.

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         IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

                                      THREE RIVERS FUNDING CORPORATION,
                                      as Buyer

                                      By: /s/ ILLEGIBLE

                                      Title: Vice President

                                      Address:

                                      c/o Global Securitization Services,
                                      LLC
                                      114 West 47th Street, Suite 1715
                                      New York, New York  10036
                                      Attention:  Mr. Bernard J. Angelo
                                      Telephone:  (212) 302-5151
                                      Facsimile:  (212) 302-8767

                                      with a copy of all notices to:

                                      Mellon Bank, N.A., as Administrative Agent
                                      One Mellon Center - Room 0410
                                      Pittsburgh, Pennsylvania 15258-0001
                                      Attention:  Mr. Jonathan F. Widich
                                      Telephone:  (412) 234-0711
                                      Facsimile:  (412) 234-5434

                                      MELLON BANK, N.A.,
                                      as Managing Agent and Administrative
                                      Agent

                                      By: /s/ ILLEGIBLE

                                      Title: Senior Vice President

                                      Address:

                                      Mellon Bank, N.A.
                                      One Mellon Center - Room 0410
                                      Pittsburgh, Pennsylvania 15258-0001
                                      Attention:  Mr. Jonathan F. Widich
                                      Telephone:  (412) 234-0711
                                      Facsimile:  (412) 234-5434

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                                      LIBERTY STREET FUNDING CORP.,
                                      as Buyer

                                      By: /s/ ILLEGIBLE

                                      Title: Vice President

                                      Address:

                                      c/o Global Securitization Services, LLC
                                      114 West 47th Street, Suite 1715
                                      New York, New York 10036
                                      Attention: Mr. Bernard J. Angelo
                                      Telephone: (212) 302-5151
                                      Facsimile: (212) 302-8767

                                      with a copy of all notices to:

                                      One Liberty Plaza, 26th Floor
                                      New York, NY 10006
                                      Attention: Michael Eden
                                      Telephone: (212) 225-5234
                                      Facsimile: (212) 225-5274

                                      THE BANK OF NOVA SCOTIA,
                                      as Managing Agent

                                      By: /s/ Michael Eden

                                      Title: Director

                                      Address:

                                      One Liberty Plaza, 26th Floor
                                      New York, NY 10006
                                      Attention: Michael Eden
                                      Telephone: (212) 225-5234
                                      Facsimile: (212) 225-5274

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                                      CMC RECEIVABLES, INC.

                                      By: /s/ Stanley A. Rabin

                                      Title: President

                                      Address:

                                      6565 North MacArthur Boulevard
                                      Suite 800
                                      Irving, Texas 75039
                                      Attention: Louis A. Federle
                                      Telephone:  (214) 689-4370
                                      Facsimile:  (214) 689-5890

                                      COMMERCIAL METALS COMPANY, as Company,
                                      Originator and Servicer

                                      By: /s/ Stanley A. Rabin

                                      Title: President

                                      Address:

                                      6565 North MacArthur Boulevard
                                      Suite 800
                                      Irving, Texas 75039
                                      Attention: Louis A. Federle
                                      Telephone:  (214) 689-4370
                                      Facsimile:  (214) 689-5890

Acknowledged and Agreed to by:

STRUCTURAL METALS, INC.

By: /s/ Stanley A. Rabin

Title: President

SMI STEEL, INC.

By: /s/ Stanley A. Rabin

Title: Vice President

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OWEN ELECTRIC STEEL COMPANY OF SOUTH CAROLINA
d/b/a SMI STEEL SOUTH CAROLINA

By: /s/ Stanley A. Rabin

Title: Vice President

CMC STEEL FABRICATORS, INC.
d/b/a SMI JOIST COMPANY

By: /s/ Stanley A. Rabin

Title: Vice President

HOWELL METAL COMPANY

By: /s/ Stanley A. Rabin

Title: Vice President

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